Filed pursuant to Rule 424(b)(3)
Registration No. 333-230374

3,050,000 Shares British Pound Sterling Shares

The Invesco CurrencyShares® British Pound Sterling Trust (Trust) issues British Pound Sterling Shares (Shares) that represent units of fractional undivided beneficial interest in, and ownership of, the Trust. Invesco Specialized Products, LLC is the sponsor of the Trust (Sponsor) and may be deemed the “issuer” of the Shares pursuant to Section 2(a)(4) of the Securities Act of 1933, as amended (the Securities Act). The Bank of New York Mellon is the trustee of the Trust (Trustee), JPMorgan Chase Bank, N.A., London Branch is the depository for the Trust (Depository), and Invesco Distributors, Inc. is the distributor for the Trust (Distributor). The Trust intends to issue additional Shares on a continuous basis through the Trustee.

The Shares may be purchased from the Trust only in one or more blocks of 50,000 Shares, as described in “Creation and Redemption of Shares.” A block of 50,000 Shares is called a Basket. The Trust issues Shares in Baskets on a continuous basis to certain authorized participants (Authorized Participants) as described in “Plan of Distribution.” Each Basket, when created, is offered and sold to an Authorized Participant at a price in British Pounds Sterling equal to the net asset value (NAV) of 50,000 Shares on the day that the order to create the Basket is accepted by the Trustee.

The Shares are offered and sold to the public by Authorized Participants at varying prices in U.S. Dollars (USD) determined by reference to, among other things, the market price of the British Pound Sterling and the trading price of the Shares on NYSE Arca, Inc. (NYSE Arca) at the time of each sale. Authorized Participants will not receive from the Trust, the Sponsor or any of their affiliates, any fee or other compensation in connection with the sale of Shares. Authorized Participants may receive commissions or fees from investors who purchase Shares through their commission- or fee-based brokerage accounts.

The Shares are listed and trade on NYSE Arca under the symbol “FXB.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

Investing in the Shares involves significant risks. See “Risk Factors ,” starting on page 6.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, the Trustee, the Depository or the Distributor.

Neither the Shares nor the Trust’s two deposit accounts maintained at the Depository and the British Pounds Sterling deposited in them are deposits insured against loss by the Federal Deposit Insurance Corporation (FDIC), any other federal agency of the United States or the Financial Services Compensation Scheme of England.

The date of this prospectus is March 29, 2019.

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus or incorporated by reference in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

Authorized Participants may be subject to the prospectus delivery requirements of the Securities Act when effecting transactions in the Shares. See “Plan of Distribution.”

This prospectus summarizes certain documents and other information in a manner the Sponsor believes to be accurate. The information contained in the sections captioned “Overview of the Foreign Exchange Industry,” “The British Pound Sterling” and “Investment Attributes of the Trust” is based on information obtained from sources that the Sponsor believes to be reliable. In making an investment decision, you must rely on your own examination of the Trust, the foreign exchange market, the market for the British Pound Sterling, the terms of the offering and the Shares, including the merits and risks involved.

Prospectus Summary

This is a summary of the prospectus. You should read the entire prospectus, including “Risk Factors” beginning on page 6 and the information incorporated by reference in this prospectus, before making an investment decision about the Shares. See “Glossary of Terms” beginning on page 11 for a description of certain terms used in this prospectus.

TRUST STRUCTURE

The Trust is a grantor trust formed under the laws of the State of New York pursuant to the Depositary Trust Agreement. The Trust holds British Pounds Sterling and from time to time issues Baskets in exchange for deposits of British Pounds Sterling and distributes British Pounds Sterling in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the British Pound Sterling. Earning income for Shareholders is not the objective of the Trust. Whether investors earn income primarily depends on the relative value of the British Pound Sterling and the USD. If the British Pound Sterling appreciates relative to the USD and a Shareholder sells Shares, the Shareholder will earn income. If the British Pound Sterling depreciates relative to the USD and a Shareholder sells Shares, the Shareholder will incur a loss.

The Sponsor believes that, for many investors, the Shares represent a cost-effective investment in British Pounds Sterling. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Shares are listed and trade on NYSE Arca under the symbol “FXB.” The Shares may also trade in other markets, but the Sponsor has not sought to have the Shares listed by any other market.

The Sponsor, Invesco Specialized Products, LLC, a Delaware limited liability company, established the Trust and is responsible for registering the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or the Trust’s service providers. The Sponsor may remove the Trustee if any of various events occur. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

The Sponsor maintains a public website on behalf of the Trust containing information about the Trust and the Shares. The internet address of the Trust’s website is www.invesco.com/etfs. This internet address is provided here only as a convenience to you; the information contained on or connected to the Trust’s website is not considered part of this prospectus. The general role and responsibilities of the Sponsor are discussed further under “The Sponsor.”

The Trustee is The Bank of New York Mellon, a banking corporation formed under the laws of the State of New York with trust powers. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes calculating the NAV of the Trust and the NAV per Share each business day, paying the Trust’s expenses (which are accrued daily but paid monthly), including withdrawing the Trust’s British Pounds Sterling, if needed, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. The general role, responsibilities and regulation of the Trustee are further described under “The Trustee.”

The Depository is JPMorgan Chase Bank, N.A., London Branch. The Depository and the Trustee have elected the laws of England to govern the Deposit Account Agreement between them. The Depository accepts British Pounds Sterling deposited with it by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of British Pounds Sterling into and out of the Trust through the two deposit accounts maintained with it by the Trust. The Depository may pay interest on the primary deposit account but does not pay interest on the secondary deposit account. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The material terms of the Depositary Trust Agreement are discussed in greater detail in “Description of the Depositary Trust Agreement.” The general role, responsibilities and regulation of the Depository and the two deposit accounts are further described under “The Depository” and “Description of the Deposit Account Agreement.”

Detailed descriptions of certain specific rights and duties of the Trustee and the Depository are set forth under “Description of the Shares,” “Description of the Depositary Trust Agreement” and “Description of the Deposit Account Agreement.”

The Distributor, Invesco Distributors, Inc., is a corporation formed under the laws of the State of Delaware. The Distributor assists the Sponsor in marketing the Shares. Specifically, the Distributor prepares marketing materials regarding the Shares, including the content of the Trust’s website, executes the marketing plan for the Trust and provides strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. See “The Distributor” for more information.

INVESTMENT ATTRIBUTES OF THE TRUST

The investment objective of the Trust is for the Shares to reflect the price in USD of the British Pound Sterling. The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding British Pounds Sterling. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for British Pounds Sterling through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares will provide investors with an efficient means of implementing investment tactics and strategies that involve British Pounds Sterling. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust is reported on the Trust’s website, www.invesco.com/etfs, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. Further, the ratio of British Pounds Sterling to Shares may decrease due to withdrawals made to pay Trust expenses in the event that the interest income of the Trust is not sufficient to cover the entirety of the Trust expenses. See “Risk Factors” and “The Depository.”

PRINCIPAL OFFICES

The principal offices of the Sponsor and the Trust are the offices of Invesco Specialized Products, LLC at 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515, and the principal offices of the Distributor are the offices of Invesco Distributors, Inc. at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046. The telephone number of Invesco Specialized Products, LLC at its address is (800) 983-0903. None of the Sponsor, the Trust or the Distributor owns or leases any other real estate. The Trustee has an office at 2 Hanson Place, Brooklyn, New York 11217. The Depository is located at 125 London Wall, London, EC2Y 5AJ, United Kingdom.

The Offering

Offering	The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust.

Use of proceeds	The proceeds received by the Trust from the issuance and sale of Baskets are British Pounds Sterling. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses and (3) distributed to Authorized Participants upon the redemption of Baskets.

NYSE Arca symbol	FXB

CUSIP	46138M109

Creation and redemption	The Trust creates and redeems the Shares on a continuous basis, but only in Baskets. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of British Pounds Sterling represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed. The amount of British Pounds Sterling required to create a Basket or to be delivered upon the redemption of a Basket may gradually decrease over time if the Trust’s British Pounds Sterling are withdrawn to pay the Trust’s expenses. See “Investment Attributes of the Trust — Trust Expenses.” Baskets may be created or redeemed only by Authorized Participants. Authorized Participants pay a transaction fee for each order to create or redeem Baskets and may sell to other investors the Shares included in the Baskets that they create. See “Creation and Redemption of Shares” for more details.

Interest on deposits	JPMorgan Chase Bank, N.A., London Branch, maintains two British Pound Sterling-denominated, demand deposit accounts for the Trust: a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. The secondary deposit account is used to account for interest received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for any interest that may be earned on the primary deposit account, if any, to pay Trust expenses and to distribute any excess interest to Shareholders on a monthly basis. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero, based upon changes in the Sterling Overnight Index Average (SONIA), other market conditions or the Depository’s liquidity needs. SONIA is an effective overnight reference rate for the British Pound Sterling deposits and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust.

Although the Depository may consider SONIA in setting the interest rate, the rate paid to the Trust may be lower than SONIA, or may be zero or below zero. The Depository will notify the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor discloses the interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. See “Description of the Deposit Account Agreement.” Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s British Pounds Sterling with any other person, entity or account. Interest earned on the deposited British Pounds Sterling, if any, is used to pay the Trust’s expenses. Any excess interest will be distributed to Shareholders monthly. Such interest is not expected to form a significant part of the Shareholders’ investment return. If the Trust’s expenses exceed interest earned, the Trustee will withdraw British Pounds Sterling held by the Trust to pay the excess, thereby reducing the number of British Pounds Sterling per Share. The payment of expenses by the Trust is a taxable event to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Neither the Shares nor the Deposit Accounts and the British Pounds Sterling deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

Net Asset Value	The NAV of the Trust is the aggregate value, expressed in USD, of the Trust’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses). The Trustee calculates, and the Sponsor publishes, the Trust’s net asset value (NAV) each business day. To calculate the NAV, the Trustee adds to the amount of British Pounds Sterling in the Trust at the end of the preceding business day accrued but unpaid interest, if any, British Pounds Sterling receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, British Pounds Sterling payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV is expressed in USD based on the Closing Spot Rate as determined by The WM Company at 4:00 PM (London time / London fixing) on each day that NYSE Arca is open for regular trading. If, on a particular evaluation day, the Closing Spot Rate has not been determined and announced by 6:00 PM (London time), then the most recent determination of the Closing Spot Rate by The WM Company shall be used to determine the NAV of the Trust unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as the basis for such valuation.

In the event that the Trustee and the Sponsor determine that the most recent determination of the Closing Spot Rate is not an appropriate basis for valuation of the Trust’s British Pounds Sterling, the Trustee and the Sponsor shall determine an alternative basis for such evaluation to be employed by the Trustee. Such an alternative basis may include reference to other exchange-traded securities that reflect the value of the British Pound Sterling relative to the USD. The use of any alternative basis to determine NAV would be disclosed on the Trust’s website. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. The Sponsor publishes the NAV and NAV per Share on each day that NYSE Arca is open for regular trading on the Trust’s website, www.invesco.com/etfs.

Trust expenses	The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to assume and pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, applicable license fees and NYSE Arca listing fees. The Trust may incur additional expenses in certain other circumstances. These additional expenses include expenses not assumed by the Sponsor, expenses resulting from negative interest rates, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement and legal fees and expenses in excess of $100,000 per year. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited British Pounds Sterling and the amount of British Pounds Sterling represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Sponsor cannot definitively state the frequency or magnitude of such expenses, the Sponsor predicts that they will occur infrequently, if at all. See “Description of the Depositary Trust Agreement — Expenses of the Trust.”

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the British Pounds Sterling in the Trust (including all unpaid interest but excluding unpaid fees, each as accrued through the immediately preceding day) and is paid monthly. To pay the Sponsor’s fee and any other Trust expenses that have been incurred each month, the Trustee first withdraws British Pounds Sterling the Trust has earned as interest, if any.

If that is not sufficient to pay the Trust’s expenses, then the Trustee will withdraw deposited British Pounds Sterling as needed. See “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust.” The payment of expenses in British Pounds Sterling and the conversion of British Pounds Sterling to USD, if required to pay expenses of the Trust, are generally taxable events to U.S. Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.” The Sponsor does not anticipate any non-ordinary recurring expenses that will be paid from the Trust.

Termination events	The Trustee will terminate the Trust if any of the following events occur:

•	the Sponsor has given notice of resignation or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor sponsor or agree to act as sponsor;

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Depository resigns or is removed; or

•

the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code of 1986, as amended (Internal Revenue Code).

The Sponsor may, in its sole discretion, direct the Trustee to terminate the Trust if any of the following events occur:

•	the Shares are delisted from NYSE Arca and are not listed for trading on another U.S. national securities exchange within five business days from the date the Shares are delisted;

•	the SEC determines that the Trust is an investment company under the Investment Company Act;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days;

•	all of the Trust’s assets are sold;

•	the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days; or

•	DTC stops providing book-entry settlement services for the Shares.

If the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within 60 days, the Trustee may terminate the Trust.

The Trust will terminate on June 8, 2046 if it has not been terminated prior to that date.

Upon termination of the Trust and surrender of Shares by the Shareholders, Shareholders will receive the amount of British Pounds Sterling represented by their Shares. If, however, a Shareholder surrenders its Shares 90 days or more after the termination of the Trust, it will receive a distribution in USD after the Trustee has sold the Trust’s British Pounds Sterling and has paid or made provision for the Trust’s liabilities. See “Description of the Trust Agreement — Termination of the Trust.”

Authorized Participants	An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of British Pounds Sterling required for creation or redemption. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See “Creation and Redemption of Shares” for more details.

Shareholders trading via NYSE Arca	A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Clearance and settlement	All Shares are evidenced by one or more global certificates issued by the Trustee to DTC. The Shares are available only in book-entry form. Shareholders may hold their Shares through DTC, if they are DTC Participants, or through Authorized Participants or Indirect Participants.

Risk Factors

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust’s financial statements and the related notes. See “Glossary of Terms” beginning on page 11 for a description of certain terms used in this prospectus.

The value of the Shares relates directly to the value of the British Pounds Sterling held by the Trust. Fluctuations in the price of the British Pound Sterling could materially and adversely affect the value of the Shares.

The Shares are designed to reflect the price of the British Pound Sterling, plus accumulated interest, if any, less the Trust’s expenses. Several factors may affect the price of the British Pound Sterling, including:

•	Sovereign debt levels and trade deficits;

•	Domestic and foreign inflation rates and interest rates and investors’ expectations concerning those rates;

•	Currency exchange rates;

•	Investment and trading activities of mutual funds, hedge funds and currency funds; and

•	Global or regional political, economic or financial events and situations.

In addition, the British Pound Sterling may not maintain its long-term value in terms of purchasing power in the future. When the price of the British Pound Sterling declines, the Sponsor expects the price of a Share to decline as well.

On June 23, 2016, the citizens of the United Kingdom, a European Union member that had not adopted the euro as its currency, voted to leave the European Union. In March 2017, the British government invoked Article 50 of the Treaty on European Union, which formally triggered a negotiation process with the European Union. In March 2018, the parties agreed to a transition period of 21 months — from March 29, 2019 until the end of 2020 — before the United Kingdom leaves the European Union completely, assuming approval of a withdrawal agreement. Withdrawal from the European Union has been and remains extraordinarily controversial in the United Kingdom notwithstanding the 2016 vote. The British government and the European Union have negotiated a withdrawal agreement, but the British Parliament has not approved that agreement. The European Court of Justice has ruled that, subject to certain conditions, a member state may revoke notification of its intention to withdraw from the European Union. On March 21, 2019, the European Council granted the United Kingdom an extension, until May 22, 2019, of the original March 29, 2019 deadline for the United Kingdom’s exit from the European Union, subject to approval of the withdrawal agreement by the British Parliament not later than March 29, 2019. The British Parliament did not approve the withdrawal agreement by the March 29, 2019 deadline; however, the European Council has agreed to an extension until April 12, 2019, stating that it expects the United Kingdom to indicate a way forward before that date for consideration by the European Council. Failure to agree on a way forward by April 12, 2019 would mean that the United Kingdom would leave the European Union on April 12, 2019 with no agreement (a so-called “hard Brexit”), unless the United Kingdom requests, and is granted, an additional extension of Article 50 from the European Union. An extension of Article 50 would need to be unanimously approved by the 27 European Union member states. The consequences for the economies of the European Union members of the United Kingdom exiting the European Union are unknown and unpredictable, especially in the case of a hard Brexit, as is the future direction of the value of the British Pound Sterling and the Shares. These uncertainties could increase volatility in the market prices of the British Pound Sterling and the Shares. Increased volatility could, in itself, decrease the value of the Shares.

The USD/British Pound Sterling exchange rate, like foreign exchange rates in general, can be volatile and difficult to predict. This volatility could materially and adversely affect the performance of the Shares.

Foreign exchange rates are influenced by the factors identified in the preceding risk factor and may also be influenced by: changing supply and demand for a particular currency; monetary policies of governments (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in balances of payments and trade; trade restrictions; and currency devaluations and revaluations. Also, governments from time to time intervene in the currency markets, directly and by regulation, in order to influence prices directly. These events and actions are unpredictable. The resulting volatility in the USD/British Pound Sterling exchange rate could materially and adversely affect the performance of the Shares.

Changes to United States tariff and trade policies may increase the volatility of foreign exchange rates. This volatility could materially and adversely affect the performance of the Shares.

There have been ongoing discussions and commentary regarding potential significant changes to United States trade policies, treaties and tariffs. The current administration, along with Congress, has created significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may increase the volatility of foreign exchange rates, including the USD/British Pound Sterling exchange rate. The resulting volatility could materially and adversely affect the performance of the Shares.

If interest earned by the Trust does not exceed the Trust’s expenses, the Trustee will withdraw British Pounds Sterling from the Trust to pay these excess expenses, which will reduce the amount of British Pounds Sterling represented by each Share on an ongoing basis and may result in adverse tax consequences for Shareholders.

Each outstanding Share represents a fractional, undivided interest in the British Pounds Sterling held by the Trust. Recently, the amount of interest earned by the Trust has not exceeded the Trust’s expenses; accordingly, the Trustee has been required to withdraw British Pounds Sterling from the Trust to pay these excess expenses. As long as the amount of interest earned does not exceed expenses, the amount of British Pounds Sterling represented by each Share will gradually decline over time. This is true even if additional Shares are issued in exchange for additional deposits of British Pounds Sterling into the Trust, as the amount of British Pounds Sterling required to create Shares will proportionately reflect the amount of British Pounds Sterling represented by the Shares outstanding at the time of creation. Assuming a constant British Pound Sterling price, if expenses exceed interest earned, the trading price of the Shares will gradually decline relative to the price of the British Pound Sterling as the amount of British Pounds Sterling represented by the Shares gradually declines. In this event, the Shares will only maintain their original price if the price of the British Pound Sterling increases. There is no guarantee that interest earned by the Trust in the future will exceed the Trust’s expenses.

Investors should be aware that a gradual decline in the amount of British Pounds Sterling represented by the Shares may occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of the British Pound Sterling. The estimated ordinary operating expenses of the Trust, which accrue daily, are described in “Investment Attributes of the Trust — Trust Expenses.”

The payment of expenses by the Trust will result in a taxable event to Shareholders. To the extent Trust expenses exceed interest paid to the Trust, a gain or loss may be recognized by Shareholders depending on the tax basis of the tendered British Pounds Sterling. See “United States Federal Tax Consequences – Taxation of U.S. Shareholders” for more information.

The interest rate paid by the Depository, if any, may not be the best rate available. If the Sponsor determines that the interest rate is inadequate, then its sole recourse is to remove the Depository and terminate the Deposit Accounts.

The Depository is committed to endeavor to pay a competitive interest rate on the balance of British Pounds Sterling in the primary deposit account of the Trust, but there is no guarantee of the amount of interest that will be paid, if any, on this account. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero, based upon the Depository’s belief that Sterling Overnight Index Average (SONIA) does not accurately reflect the market, other market conditions or the Depository’s liquidity needs. The Depository notifies the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor discloses the current interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse is to remove the Depository and terminate the Deposit Accounts. The Depository is not paid a fee for its services to the Trust; rather, it generates income or loss based on its ability to earn a “spread” or “margin” over the interest it pays to the Trust by using the Trust’s British Pounds Sterling to make loans or in other banking operations. For these reasons, you should not expect that the Trust will be paid the best available interest rate at any time or over time.

If the Trust incurs expenses in USD, the Trust would be required to sell British Pounds Sterling to pay these expenses. The sale of the Trust’s British Pounds Sterling to pay expenses in USD at a time of low British Pound Sterling prices could adversely affect the value of the Shares.

The Trustee will sell British Pounds Sterling held by the Trust to pay Trust expenses, if any, incurred in USD, irrespective of then-current British Pound Sterling prices. The Trust is not actively managed and no attempt will be made to buy or sell British Pounds Sterling to protect against or to take advantage of fluctuations in the price of the British Pound Sterling. Consequently, if the Trust incurs expenses in USD, the Trust’s British Pounds Sterling may be sold at a time when the British Pound Sterling price is low, resulting in a negative effect on the value of the Shares.

The Deposit Accounts are not entitled to payment at any office of JPMorgan Chase Bank, N.A. located in the United States.

The federal laws of the United States prohibit banks located in the United States from paying interest on unrestricted demand deposit accounts. Therefore, payments out of the Deposit Accounts will be payable only at the London branch of JPMorgan Chase Bank, N.A., located in England. The Trustee will not be entitled to demand payment of these accounts at any office of

JPMorgan Chase Bank, N.A. that is located in the United States. JPMorgan Chase Bank, N.A. will not be required to repay the deposit if its London branch cannot repay the deposit due to an act of war, insurrection or civil strife or an action by a foreign government or instrumentality (whether de jure or de facto) in England.

Shareholders do not have the protections associated with ownership of a demand deposit account insured in the United States by the Federal Deposit Insurance Corporation or the protection provided for bank deposits under English law.

Neither the Shares nor the Deposit Accounts and the British Pounds Sterling deposited in them are deposits insured against loss by the FDIC, any other federal agency of the United States or the Financial Services Compensation Scheme of England.

If the Depository becomes insolvent, its assets may not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the insolvency of the Depository or the U.S. bank of which it is a branch, there may be a delay and costs incurred in recovering the British Pounds Sterling held in the Deposit Accounts.

British Pounds Sterling deposited in the Deposit Accounts by an Authorized Participant are commingled with British Pounds Sterling deposited by other Authorized Participants and are held by the Depository in either the primary deposit account or the secondary deposit account of the Trust. British Pounds Sterling held in the Deposit Accounts are not segregated from the Depository’s other assets.

The Trust has no proprietary rights in or to any specific British Pounds Sterling held by the Depository and will be an unsecured creditor of the Depository with respect to the British Pounds Sterling held in the Deposit Accounts in the event of the insolvency of the Depository or the U.S. bank of which it is a branch. In the event the Depository or the U.S. bank of which it is a branch becomes insolvent, the Depository’s assets might not be adequate to satisfy a claim by the Trust or any Authorized Participant for the amount of British Pounds Sterling deposited by the Trust or the Authorized Participant and, in such event, the Trust and any Authorized Participant will generally have no right in or to assets other than those of the Depository.

In the case of insolvency of the Depository or JPMorgan Chase Bank, N.A., the U.S. bank of which the Depository is a branch, a liquidator may seek to freeze access to the British Pounds Sterling held in all accounts by the Depository, including the Deposit Accounts. The Trust and the Authorized Participants could incur expenses and delays in connection with asserting their claims. These problems would be exacerbated by the fact that the Deposit Accounts are not held in the U.S. but instead are held at the London branch of a U.S. national bank, where they are subject to English insolvency law. Further, under U.S. law, in the case of the insolvency of JPMorgan Chase Bank, N.A., the claims of creditors in respect of accounts (such as the Trust’s Deposit Accounts) that are maintained with an overseas branch of JPMorgan Chase Bank, N.A. will be subordinate to claims of creditors in respect of accounts maintained with JPMorgan Chase Bank, N.A. in the U.S., greatly increasing the risk that the Trust and the Trust’s beneficiaries would suffer a loss.

Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act.

The Investment Company Act is designed to protect investors by preventing: insiders from managing investment companies to their benefit and to the detriment of public investors; the issuance of securities having inequitable or discriminatory provisions; the management of investment companies by irresponsible persons; the use of unsound or misleading methods of computing earnings and asset value; changes in the character of investment companies without the consent of investors; and investment companies from engaging in excessive leveraging. To accomplish these ends, the Investment Company Act requires the safekeeping and proper valuation of fund assets, restricts greatly transactions with affiliates, limits leveraging, and imposes governance requirements as a check on fund management.

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under that act. Consequently, Shareholders do not have the regulatory protections afforded to investors in registered investment companies.

Shareholders do not have the rights enjoyed by investors in certain other financial instruments.

As interests in a grantor trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Apart from the rights afforded to them by federal and state securities laws, Shareholders have only those rights relative to the Trust, the Trust property and the Shares that are set forth in the Depositary Trust Agreement. In this connection, the Shareholders have limited voting and distribution rights. They do not have the right to elect directors. See “Description of the Shares” for a description of the limited rights of the Shareholders.

The Shares may trade at a price which is at, above, or below the NAV per Share.

The NAV per Share fluctuates with changes in the market value of the Trust’s assets. The market price of Shares can be expected to fluctuate in accordance with changes in the NAV per Share, but also in response to market supply and demand. As a result, the Shares might trade at prices at, above or below the NAV per Share.

Disruptions in the ability to create and redeem Baskets may adversely impact the price of the Shares.

It is generally expected that the public trading price per Share will track the NAV per Share closely over time. The relationship between the public trading price per Share and the NAV per Share depends, to a considerable degree, on the ability of Authorized Participants or their clients or customers to purchase and redeem Baskets in the ordinary course. If the Trust were to issue all Shares that have been registered or if the Trust does not have an effective registration statement with the SEC with sufficient Shares available, each of which may happen from time to time, the Trust would not be able to create new Baskets until it registered additional Shares and those additional Shares became available for sale. In addition, the Trust may, in its discretion, suspend the creation of Baskets for any reason and at any time. If the process for creating or redeeming Shares is impaired for any reason, Authorized Participants and their clients or customers may not be able to purchase and redeem Baskets. The inability to purchase and redeem Baskets could result in the Shares trading at a premium or discount to the NAV of the Trust. Such a premium or discount could be significant, depending upon the nature or duration of the impairment.

The Depository owes no fiduciary duties to the Trust or the Shareholders, is not required to act in their best interest and could resign or be removed by the Sponsor, which would trigger early termination of the Trust.

The Depository is not a trustee for the Trust or the Shareholders. As stated above, the Depository is not obligated to maximize the interest rate paid to the Trust. In addition, the Depository has no duty to continue to act as the depository of the Trust. The Depository can terminate its role as depository for any reason whatsoever upon 90 days’ notice to the Trust. If directed by the Sponsor, the Trustee must terminate the Depository. Such a termination might result, for example, if the Sponsor determines that the interest rate paid by the Depository is inadequate. In the event that the Depository was to resign or be removed, the Trust will be terminated.

Shareholders may incur significant fees upon the termination of the Trust.

The occurrence of any one of several events would either require the Trust to terminate or permit the Sponsor to terminate the Trust. For example, if the Depository were to resign or be removed, then the Sponsor would be required to terminate the Trust. Shareholders tendering their Shares within 90 days of the Trust’s termination will receive the amount of British Pounds Sterling represented by their Shares. Shareholders may incur significant fees if they choose to convert the British Pounds Sterling they receive to USD. See “Description of the Depositary Trust Agreement — Termination of the Trust” for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

Redemption orders are subject to rejection by the Trustee under certain circumstances.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such rejection could adversely affect a redeeming Shareholder. For example, the resulting delay would adversely affect the value of the Shareholder’s redemption distribution if the NAV were to decline during the delay. See “Creation and Redemption of Shares — Redemption Procedures — Suspension or rejection of redemption orders.” In the Depositary Trust Agreement, the Sponsor and the Trustee disclaim any liability for any loss or damage that may result from any such rejection.

Substantial sales of British Pounds Sterling by the official sector could adversely affect an investment in the Shares.

The official sector consists of central banks, other governmental agencies and multi-lateral institutions that buy, sell and hold British Pounds Sterling as part of their reserve assets. The official sector holds a significant amount of British Pounds Sterling that can be mobilized in the open market. In the event that future economic, political or social conditions or pressures require members of the official sector to sell their British Pounds Sterling simultaneously or in an uncoordinated manner, the demand for British Pounds Sterling might not be sufficient to accommodate the sudden increase in the supply of British Pounds Sterling to the market. Consequently, the price of the British Pound Sterling could decline, which would adversely affect an investment in the Shares.

Shareholders that are not Authorized Participants may only purchase or sell their Shares in secondary trading markets.

Only Authorized Participants may create or redeem Baskets through the Trust. All other investors that desire to purchase or sell Shares must do so through NYSE Arca or in other markets, if any, in which the Shares are traded.

The liability of the Sponsor and the Trustee under the Depositary Trust Agreement is limited and, except as set forth in the Depositary Trust Agreement, they are not obligated to prosecute any action, suit or other proceeding in respect of any Trust property.

The Depositary Trust Agreement provides that neither the Sponsor nor the Trustee assumes any obligation or is subject to any liability under the Trust Agreement to any Shareholder, except that they each agree to perform their respective obligations specifically set forth in the Depositary Trust Agreement without negligence or bad faith. Additionally, neither the Sponsor nor the Trustee is obligated to, although each may in its respective discretion, prosecute any action, suit or other proceeding in respect of any Trust property. The Depositary Trust Agreement does not confer upon Shareholders the right to prosecute any such action, suit or other proceeding.

The Depositary Trust Agreement may be amended to the detriment of Shareholders without their consent.

The Sponsor and the Trustee may amend most provisions (other than those addressing core economic rights) of the Depositary Trust Agreement without the consent of any Shareholder. Such an amendment could impose or increase fees or charges borne by the Shareholders. Any amendment that increases fees or charges (other than taxes and other governmental charges, registration fees or other expenses), or that otherwise prejudices any substantial existing rights of Shareholders, will not become effective until 30 days after written notice is given to Shareholders.

The License Agreement with The Bank of New York Mellon may be terminated by The Bank of New York Mellon in the event of a material breach. Termination of the License Agreement might lead to early termination and liquidation of the Trust.

The Bank of New York Mellon and the Sponsor have entered into a License Agreement granting the Sponsor a non-exclusive, personal and non-transferable license to certain patent applications made by The Bank of New York Mellon covering systems and methods for securitizing a commodity for the life of such patents and patent applications. The license grant is solely for the purpose of allowing the Sponsor to establish, operate and market a currency-based securities product based solely on the securitization, in whole or in part, of a single non-U.S. currency. The License Agreement provides that either party may provide notice of intent to terminate the License Agreement in the event the other party commits a material breach. If the License Agreement is terminated and one or more of The Bank of New York Mellon’s patent applications issue as patents, then The Bank of New York Mellon may claim that the operation of the Trust violates its patent or patents and seek an injunction forcing the Trust to cease operation and the Shares to cease trading. In that case, the Trust might be forced to terminate and liquidate, which would adversely affect Shareholders.

Current discussions between the SEC and PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence could have potentially adverse consequences for the Trust.

PricewaterhouseCoopers LLP informed the Trust that it has identified an issue related to its independence under Rule 2-01(c)(1)(ii)(A) of Regulation S-X (referred to as the Loan Rule). The Loan Rule prohibits accounting firms, such as PricewaterhouseCoopers LLP, from being deemed independent if they have certain financial relationships with their audit clients or certain affiliates of those clients. The Trust is required under various securities laws to have its financial statements audited by an independent accounting firm.

The Loan Rule specifically provides that an accounting firm would not be independent if it or certain affiliates and covered persons receives a loan from a lender that is a record or beneficial owner of more than ten percent of an audit client’s equity securities (referred to as a “more than ten percent owner”). For purposes of the Loan Rule, audit clients include the Trust as well as all registered investment companies advised by the Sponsor and its affiliates, including other subsidiaries of the Sponsor’s parent company, Invesco Ltd. (collectively, the Invesco Fund Complex). PricewaterhouseCoopers LLP informed the Trust it and certain affiliates and covered persons have relationships with lenders who hold, as record owner, more than ten percent of the shares of certain funds within the Invesco Fund Complex, which may implicate the Loan Rule.

On June 20, 2016, the SEC Staff issued a “no-action” letter to another mutual fund complex (see Fidelity Management & Research Company et al., No-Action Letter) related to the audit independence issue described above. In that letter, the SEC confirmed that it would not recommend enforcement action against a fund that relied on audit services performed by an audit firm that was not in compliance with the Loan Rule in certain specified circumstances. On May 2, 2018, the SEC proposed amendments to the Loan Rule that, if adopted as proposed, would address many of the issues that led to issuance of the no-action letter. In connection with prior independence determinations, PricewaterhouseCoopers LLP communicated, as contemplated by the no-action letter, that it believes that it remains objective and impartial and that a reasonable investor possessing all the facts would conclude that PricewaterhouseCoopers LLP is able to exhibit the requisite objectivity and impartiality to report on the Trust’s financial statements as the independent registered public accounting firm. PricewaterhouseCoopers LLP also represented that it has complied with PCAOB Rule 3526(b)(1) and (2), which are conditions to the Trust relying on the no-action letter, and affirmed that it is an independent accountant within the meaning of PCAOB Rule 3520. Therefore, the Sponsor, the Trust and PricewaterhouseCoopers LLP concluded that PricewaterhouseCoopers LLP could continue as the Trust’s independent registered public accounting firm. The Invesco Fund Complex relied upon the no-action letter in reaching this conclusion.

If in the future the independence of PricewaterhouseCoopers LLP is called into question under the Loan Rule by circumstances that are not addressed in the SEC’s no-action letter, the Trust will need to take other action in order for the Trust’s filings with the SEC containing financial statements to be deemed compliant with applicable securities laws. Such additional actions could result in additional costs, impair the ability of the Trust to issue new shares or have other material adverse effects on the Trust. The SEC no-action relief was initially set to expire 18 months from issuance but has been extended by the SEC without an expiration date, except that the no-action letter will be withdrawn upon the effectiveness of any amendments to the Loan Rule designed to address the concerns expressed in the letter.

Glossary of Terms

In this prospectus, each of the following terms has the meaning assigned to it here:

“Authorized Participant” — A DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and that has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets.

“Basket British Pound Sterling Amount” — The deposit required to create one or more Baskets pursuant to a purchase order. This deposit will be an amount of British Pounds Sterling bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the number of Baskets outstanding on the date that the order to purchase is accepted by the Trustee.

“British Pound Sterling” — The official currency of the United Kingdom (England, Wales, Scotland and Northern Ireland). The British Pound Sterling is also referred to as the British Pound and is abbreviated GBP (Great Britain Pound).

“Closing Spot Rate” — The USD/British Pound Sterling exchange rate as determined by The WM Company at 4:00 PM (London time / London fixing) on each day that NYSE Arca is open for regular trading.

“Deposit Account Agreement” — The agreements, including the Account Application and the JPMorgan Chase Bank, N.A. Global Account Terms, between the Trustee and the Depository establishing the Deposit Accounts with the Depository.

“Deposit Accounts” — The primary (interest-bearing) and secondary (non-interest bearing) British Pound Sterling-denominated, demand accounts of the Trust established with the Depository by the Deposit Account Agreement. The Deposit Accounts hold the British Pounds Sterling deposited with the Trust.

“Depositary Trust Agreement” — The agreement between the Trustee and the Sponsor establishing and governing the operations of the Trust.

“DTC” — The Depository Trust Company. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC acts as the securities depository for the Shares.

“DTC Participant” — Participants in DTC, such as banks, brokers, dealers and trust companies.

“Foreign exchange” — The exchange of one currency for another.

“Indirect Participants” — Those banks, brokers, dealers, trust companies and others that maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

“Internal Revenue Code” — The Internal Revenue Code of 1986, as amended.

“Investment Company Act” — The Investment Company Act of 1940, as amended.

“NAV” — Net asset value. The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day as soon as practicable after The WM Company announces the Closing Spot Rate. To calculate the NAV, the Trustee adds to the amount of British Pounds Sterling in the Trust at the end of the preceding day accrued but unpaid interest, if any, British Pounds Sterling receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, British Pounds Sterling payable under pending redemption orders and other Trust expenses and liabilities, if any.

“Participant Agreement” — An agreement entered into by each Authorized Participant with the Sponsor and the Trustee that states the procedures for the creation and redemption of Baskets and for the delivery of British Pounds Sterling required for creation and redemption.

“Securities Act” — The Securities Act of 1933, as amended.

“Securities Exchange Act” — The Securities Exchange Act of 1934, as amended.

“Shareholder” — Any owner of a Share (whether such owner owns through DTC, a DTC Participant or an Indirect Participant).

“SONIA” — Sterling Overnight Index Average as published on Page 3937 of the Moneyline Telerate screen, a subscription service offered by Reuters. SONIA is an effective overnight reference rate for British Pound Sterling deposits and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust.

“Sponsor Indemnified Party” — The Sponsor, its members, officers, employees and agents.

“SWIFT” — Society for Worldwide Interbank Financial Telecommunication.

“The Bank of New York Mellon” — The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers. The Bank of New York Mellon is the trustee of the Trust.

“The WM Company” — A joint venture of The WM Company PLC and Thomson Reuters.

“USD” or “$” — United States Dollar or Dollars.

Statement Regarding Forward-Looking Statements

This prospectus and information incorporated by reference in this prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus or incorporated by reference in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in currency prices and market conditions (for the British Pound Sterling and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made, based on its perceptions of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws and regulations, including those concerning taxes, made by governmental authorities and regulatory bodies and other world economic and political developments. See “Risk Factors.” Consequently, all forward-looking statements made in this prospectus or incorporated by reference in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

Use of Proceeds

The proceeds received by the Trust from the issuance and sale of Baskets are British Pounds Sterling. Such proceeds are deposited into the Deposit Accounts. In accordance with the Depositary Trust Agreement, during the life of the Trust these proceeds will only be (1) owned by the Trust and held by the Depository, (2) disbursed or sold as needed to pay the Trust’s expenses, and (3) distributed to Authorized Participants upon the redemption of Baskets.

Overview of the Foreign Exchange Industry

There are three major kinds of transactions in the traditional foreign exchange markets: spot transactions, outright forwards and foreign exchange swaps. “Spot” trades are foreign exchange transactions that settle typically within two business days with the counterparty to the trade. “Forward” trades are transactions that settle on a date beyond spot and “swap” transactions are transactions in which two parties exchange two currencies on one or more specified dates over an agreed period and exchange them again when the period ends. There also are transactions in currency options, which trade both over-the-counter and, in the U.S., on the Philadelphia Stock Exchange. Currency futures are transactions in which an institution buys or sells a standardized amount of foreign currency on an organized exchange for delivery on one of several specified dates. Currency futures are traded in a number of regulated markets, including the International Monetary Market division of the Chicago Mercantile Exchange, the Singapore Exchange Derivatives Trading Limited (formerly the Singapore International Monetary Exchange, or SIMEX) and the London International Financial Futures Exchange (LIFFE).

Participants in the foreign exchange market have various reasons for participating. Multinational corporations and importers need foreign currency to acquire materials or goods from abroad. Banks and multinational corporations sometimes require specific wholesale funding for their commercial loan or other foreign investment portfolios. Some participants hedge open currency exposure through off-balance-sheet products.

The primary market participants in foreign exchange are banks (including government-controlled central banks), investment banks, money managers, multinational corporations and institutional investors. The most significant participants are the major international commercial banks that act both as brokers and as dealers. In their dealer role, these banks maintain long or short positions in a currency and seek to profit from changes in exchange rates. In their broker role, the banks handle buy and sell orders from commercial customers, such as multinational corporations. The banks earn commissions when acting as agent. They profit from the spread between the rates at which they buy and sell currency for customers when they act as principal.

Much of the foregoing information is taken from A Foreign Exchange Primer by Shani Shamah (John Wiley & Sons Ltd., 2003) and Trading in the Global Currency Markets by Cornelius Luca (New York Institute of Finance, 2d ed., 2000).

The British Pound Sterling

According to the State Department, the United Kingdom (England, Wales, Scotland and Northern Ireland) has the fourth largest economy in the world, is the second largest economy in the European Union (although the citizens of the United Kingdom have now voted to leave the European Union), and is a major international trading power. London, the capital of the United Kingdom, ranks with New York as a leading international financial center.

The British Pound Sterling is the official currency of the United Kingdom and has been the currency of the accounts of the Bank of England since 1694. The British Pound Sterling is also referred to as the British Pound and its official currency code is “GBP” (Great Britain Pound). Within the United Kingdom, the British Pound Sterling is commonly referred to as simply the “pound” or “sterling.” The symbol for the British Pound Sterling is £.

The foregoing information is compiled from the Fact Sheet, the Bank of England’s website and Sterling: The History of a Currency by Nicholas Mayhew (John Willey & Sons, Inc., 2000).

Investment Attributes of the Trust

The investment objective of the Trust is for the Shares to reflect the price in USD of the British Pound Sterling. The Sponsor believes that, for many investors, the Shares represent a cost-effective investment relative to traditional means of investing in the foreign exchange market. As the value of the Shares is tied to the value of the British Pounds Sterling held by the Trust, it is important in understanding the investment attributes of the Shares to first understand the investment attributes of the British Pound Sterling.

REASONS FOR INVESTING IN THE BRITISH POUND STERLING

All forms of investment carry some degree of risk. Although the Shares have certain unique risks described in “Risk Factors,” generally these are the same risks as investing directly in the British Pound Sterling. Moreover, investment in the Shares may help to balance a portfolio or protect against currency swings, thereby reducing overall risk.

Investors may wish to invest in the British Pound Sterling in order to take advantage of short-term tactical or long-term strategic opportunities. From a tactical perspective, an investor that believes that the USD is weakening relative to the British Pound Sterling may choose to buy Shares in order to capitalize on the potential movement. An investor that believes that the British Pound Sterling is overvalued relative to the USD may choose to sell Shares. Sales may also include short sales that are permitted under SEC and exchange regulations.

From a strategic standpoint, since currency movements can affect returns on cross-border investments and businesses, both individual investors and businesses may choose to hedge their currency risk through the purchase or sale of British Pounds Sterling. For example, in the case where a U.S. investor has a portfolio consisting of United Kingdom equity and fixed income securities, the investor may decide to hedge the currency exposure that exists within the United Kingdom portfolio by selling an appropriate amount of Shares. Again, such sales may include short sales in accordance with applicable SEC regulations. In doing this, the U.S. investor may be able to mitigate the impact that changes in exchange rates have on the returns associated with United Kingdom equity and fixed income components of the portfolio.

Similarly, a business that has currency exposure because it manufactures or sells its products abroad is exposed to exchange rate risk. Buying or selling Shares in appropriate amounts can reduce the business’s exchange rate risk.

More generally, investors that wish to diversify their investment portfolios with a wider range of non-correlative investments may desire to invest in foreign currencies. Non-correlative asset classes, such as foreign currencies, are often used to enhance investment portfolios by making them more consistent and less volatile. Less volatility means lower risk and closer proximity to an expected return.

COST-EFFICIENT PARTICIPATION IN THE MARKET FOR THE BRITISH POUND STERLING

The Shares are intended to provide institutional and retail investors with a simple, cost-effective means of gaining investment benefits similar to those of holding British Pounds Sterling. The costs of purchasing Shares should not exceed the costs associated with purchasing any other publicly-traded equity securities. The Shares are an investment that is:

Easily Accessible. Investors are able to access the market for the British Pound Sterling through a traditional brokerage account. The Shares are bought and sold on NYSE Arca like any other exchange-listed security.

Exchange-Traded. Because they are traded on NYSE Arca, the Shares provide investors with an efficient means of implementing investment tactics and strategies that involve the British Pound Sterling. NYSE Arca-listed securities are eligible for margin accounts. Accordingly, investors are able to purchase and hold Shares with borrowed money to the extent permitted by law.

Transparent. The Shares are backed by the assets of the Trust, which does not hold or use derivative products. The value of the holdings of the Trust is reported on the Trust’s website, www.invesco.com/etfs, every business day.

Investing in the Shares will not insulate the investor from price volatility or other risks. See “Risk Factors.”

INTEREST ON DEPOSITED BRITISH POUNDS STERLING

JPMorgan Chase Bank, N.A., London Branch, maintains two deposit accounts for the Trust: a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. Interest on the primary deposit account, if any, accrues daily and is paid monthly. The Depository may change the rate at which interest accrues, including reducing the interest rate to zero or below zero, based upon changes in the SONIA rate, other market conditions or the Depository’s liquidity needs. Although the Depository may consider the SONIA rate in setting the interest rate, the rate paid to the Trust may be lower than the SONIA rate. The Depository notifies the Sponsor of the interest rate applied each business day after the close of such business day. The Sponsor discloses the current interest rate on the Trust’s website. If the Sponsor believes that the interest rate paid by the Depository is not competitive, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts.

The secondary deposit account is used to account for any interest that may be received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for interest earned on the primary deposit account, if any, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro-rata basis (in accordance with the number of Shares that they own).

TRUST EXPENSES

The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is responsible for payment of the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the British Pounds Sterling in the Trust. Each month, the Trust first withdraws British Pounds Sterling the Trust has earned as interest, if any, to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and other Trust expenses, then the Trustee will withdraw British Pounds Sterling as needed from the primary deposit account to pay these expenses. Shareholders do not have the option of choosing to pay their proportionate share of the excess expenses in lieu of having their share of expenses paid by withdrawing British Pounds Sterling from the primary deposit account. If the Trust were to incur expenses in USD (which is not anticipated), British Pounds Sterling will be converted to USD at a prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in British Pounds Sterling and the conversion of British Pounds Sterling to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

In certain exceptional cases the Trust will pay for some expenses in addition to the Sponsor’s fee. These exceptions include expenses not assumed by the Sponsor, expenses resulting from negative interest rates, taxes and governmental charges, expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or the interests of Shareholders, indemnification of the Sponsor under the Depositary Trust Agreement, and legal expenses in excess of $100,000 per year.

In the event that none of the extraordinary expenses described in the immediately preceding paragraph are charged to the Trust, an investment of $10,000 in Shares will incur an annual fee of approximately $40, or approximately $200 over five years. Additionally, investors should expect to pay customary brokerage fees and expenses for each purchase or sale of Shares. An Authorized Participant will pay transaction fees to the Trustee, which will not be contributed to the Trust, for each creation or redemption order.

Description of the Trust

The Trust was formed under the laws of the State of New York on June 8, 2006. The Trust holds British Pounds Sterling and, from time to time, issues Baskets in exchange for deposits of British Pounds Sterling and distributes British Pounds Sterling in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the price in USD of the British Pound Sterling. The material terms of the Depositary Trust Agreement are discussed under “Description of the Depositary Trust Agreement.” The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust. The Trust is not managed like a business corporation or an active investment vehicle. The British Pounds Sterling held by the Trust will only be sold (1) if needed to pay Trust expenses, (2) in the event the Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. The payment of expenses in British Pounds Sterling and the conversion of British Pounds Sterling to USD, if necessary to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

The Trust is not registered as an investment company under the Investment Company Act and is not required to register under such Act.

The Trust creates and redeems Shares from time to time, but only in whole Baskets. A Basket is a block of 50,000 Shares. The number of Shares outstanding is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. Authorized Participants pay for Baskets with British Pounds Sterling. Shareholders pay for Shares with USD.

The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of British Pounds Sterling represented by the Baskets being created or redeemed. This amount is based on the total British Pounds Sterling represented by the number of Shares included in the Baskets being created or redeemed. Baskets may be created or redeemed only by Authorized Participants. Authorized Participants will pay transaction fees for each order to create or redeem Baskets. See “Creation and Redemption of Shares.” Authorized Participants may sell to other investors all or part of the Shares included in the Baskets that they purchase from the Trust. See “Plan of Distribution.”

The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day. To calculate the NAV, the Trustee adds to the amount of British Pounds Sterling in the Trust at the end of the preceding day accrued but unpaid interest, if any, British Pounds Sterling receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, British Pounds Sterling payable under pending redemption orders and other Trust expenses and liabilities, if any. The NAV is expressed in USD based on the Closing Spot Rate. The Trustee also determines the NAV per Share, which equals the NAV of the Trust divided by the number of outstanding Shares. See “Description of the Depositary Trust Agreement — Valuation of British Pound Sterling, Definition of Net Asset Value” for a more detailed description of how the NAV of the Trust and the NAV per Share are calculated.

The Trust’s assets consist only of British Pounds Sterling on demand deposit in two British Pound Sterling-denominated accounts at JPMorgan Chase Bank, N.A., London Branch: a primary deposit account that may earn interest and a non-interest bearing secondary account. The Trust does not hold any derivative products. Each Share represents a proportional interest, based on the total number of Shares outstanding, in the British Pounds Sterling owned by the Trust, plus accrued and unpaid interest, if any, less accrued but unpaid expenses (both asset-based and non-asset based) of the Trust. The Sponsor expects that the price of a Share will fluctuate in response to fluctuations in the price of the British Pound Sterling and that the price of a Share will reflect accumulated interest as well as the estimated accrued but unpaid expenses of the Trust.

Investors may obtain, 24 hours a day, foreign exchange pricing information based on the spot price of the British Pound Sterling from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from foreign exchange dealers. In addition, the Trust’s website, www.invesco.com/etfs, provides ongoing pricing information for British Pound Sterling spot prices and the Shares. Market prices for the Shares are available from a variety of sources, including brokerage firms, information websites and other information service providers. One such website is hosted by Bloomberg, http://www.bloomberg.com/markets/currencies/eurafr_currencies.html, and it regularly reports current foreign exchange pricing information. The NAV of the Trust is published by the Sponsor on each day that NYSE Arca is open for regular trading and is posted on the Trust’s website.

The Trust will terminate upon the occurrence of any of the termination events listed in the Depositary Trust Agreement and will otherwise terminate on June 8, 2046. See “Description of the Depositary Trust Agreement — Termination of the Trust.”

The Sponsor

The Sponsor of the Trust is Invesco Specialized Products, LLC, a Delaware limited liability company. The principal offices of the Sponsor and the Trust are the offices of Invesco Specialized Products at 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515, and the Sponsor does not own or lease any other property.

The Invesco CurrencyShares® Euro Trust (NYSE Arca: FXE), sponsored by Invesco Specialized Products, was the first exchange-traded product limited solely to particular foreign currency. In addition to the Invesco CurrencyShares® Euro Trust and the Trust, Invesco Specialized Products sponsors seven other exchange-traded products limited solely to particular foreign currency, as follows: Invesco CurrencyShares® Australian Dollar Trust (NYSE Arca: FXA); Invesco CurrencyShares® Canadian Dollar Trust (NYSE Arca: FXC); Invesco CurrencyShares® Chinese Renminbi Trust (NYSE Arca: FXCH); Invesco CurrencyShares® Japanese Yen Trust (NYSE Arca: FXY); Invesco CurrencyShares® Singapore Dollar Trust (NYSE Arca: FXSG); Invesco CurrencyShares® Swedish Krona Trust (NYSE Arca: FXS); and Invesco CurrencyShares® Swiss Franc Trust (NYSE Arca: FXF).

The following executive officers of the Sponsor serve in the capacities specified for them:

Name	Capacity
Daniel Draper	Chief Executive Officer and Principal Executive Officer; Board of Managers

Kelli Gallegos	Principal Financial and Accounting Officer – Investment Pools

Annette J. Lege	Chief Financial Officer

Melanie Zimdars	Chief Compliance Officer

David C. Warren	Board of Managers

John M. Zerr	Board of Managers

The Sponsor is managed by a Board of Managers. The Board of Managers is composed of Messrs. Draper, Warren and Zerr.

Daniel Draper (50) currently serves as Chief Executive Officer and Principal Executive Officer of the Sponsor, and also serves as a member of the Sponsor’s Board of Managers. He has served in such capacities since April 6, 2018. In his role, he has general oversight responsibilities for all of the Sponsor’s business. Mr. Draper also serves as Chief Executive Officer of Invesco Capital Management (“Invesco Capital Management”), an affiliate of the Sponsor, and has served in such capacity since March 2016. In such capacity, Mr. Draper is responsible for managing the operations of various Invesco funds. Mr. Draper also presently serves as a member of the Board of Managers of Invesco Capital Management and has served in such capacity since September 2013. Previously, Mr. Draper was the Global Head of Exchange Traded Funds for Credit Suisse Asset Management (“Credit Suisse”) based in London from March 2010 until June 2013, followed by a three month non-compete period pursuant to his employment terms with Credit Suisse. Credit Suisse is an asset management business of Credit Suisse Group, a financial services company. From January 2007 to March 2010, he was the Global Head of Exchange Traded Funds for Lyxor Asset Management in London, an investment management business unit of Societe Generale Corporate & Investment Banking. Mr. Draper was previously registered as a Significant Influence Functions (“SIF”) person with the UK’s Financial Conduct Authority. He withdrew SIF person status on June 30, 2013 when he left Credit Suisse. Mr. Draper received his MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and his BA from the College of William and Mary in Virginia. Mr. Draper is currently registered with FINRA and holds the Series 7, 24 and 63 registrations.

Kelli Gallegos (48) currently serves as Principal Financial and Accounting Officer – Investment Pools of the Sponsor and has served in this capacity since September 2018. Additionally, since September 2018, Ms. Gallegos has been Principal Financial and Accounting Officer – Investment Pools of Invesco Capital Management LLC, the managing owner of a suite of commodity exchange-traded funds (“ICM”), Head of North America Fund Reporting of Invesco, Ltd., a global investment management company (“Invesco”), and Vice President and Treasurer of Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust, each a registered investment company offering series of exchange-traded funds (the “Invesco ETFs”). She has also served as Vice President (since March 2016), Principal Financial Officer (since March 2016) and Assistant Treasurer (since December 2008) for a suite of mutual funds advised by Invesco Advisers, Inc., a registered investment adviser (the “Invesco Funds”). In her roles with the Sponsor, ICM, Invesco, the Invesco ETFs and the Invesco Funds, Ms. Gallegos has financial and administrative oversight responsibilities for, and serves as Principal Financial Officer of, the Invesco ETFs, the CurrencyShares Trusts

sponsored by the Sponsor, of which the registrant is one (the “CurrencyShares Trusts”), and the exchange-traded commodity funds for which ICM serves as managing owner (the “Commodity Funds”). Previously, she was Director of Fund Financial Services from December 2008 to September 2018, Assistant Treasurer for ICM from January 2013 to September 2018, Assistant Treasurer of the Sponsor from April 2018 to September 2018, Assistant Treasurer for the Invesco ETFs from September 2014 to September 2018 and Assistant Vice President for the Invesco Funds from December 2008 to March 2016. In such roles, Ms. Gallegos managed the group of personnel responsible for the preparation of fund financial statements and other information necessary for shareholder reports, fund prospectuses, regulatory filings, and for the coordination and oversight of third-party service providers of the CurrencyShares Trusts, the Invesco ETFs, the Invesco Funds and the Commodity Funds. Ms. Gallegos earned a BBA in accounting from Harding University in Searcy, AR.

Annette Lege (49) currently serves as Chief Financial Officer of the Sponsor and has served in this capacity since April 6, 2018. Ms. Lege also serves as Chief Accounting Officer and Head of Finance and Corporate Services (“FCS”) Business Services for Invesco and has served in such capacity since March 2017. In her roles for the Sponsor and Invesco, she is responsible for all aspects of Corporate Accounting, including group financial reporting, internal controls and group accounting policies. Ms. Lege also manages Invesco’s Finance operations and shared service centers and has held this role since September 2015. Previously, Ms. Lege was Head of FCS Transformation Office from October 2013 through September 2015, with responsibility for business transformation initiatives taking place across FCS at Invesco. Before assuming that role in October 2013, Ms. Lege held the position of North American Corporate Controller at Invesco from March 2007 to October 2013. Ms. Lege is a CPA, is licensed by FINRA as a Financial Operations Principal, and is a member of the Texas State Board of Public Accountants. Ms. Lege earned a BBA in accounting from the University of Houston.

Melanie H. Zimdars (42) currently serves as Chief Compliance Officer of the Sponsor and has served in this capacity since April 6, 2018. In her role, she is responsible for all aspects of regulatory compliance for the Sponsor. Ms. Zimdars has also served as Chief Compliance Officer of Invesco Capital Management, Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Fund Trust and Invesco Actively Managed Exchange-Traded Commodity Fund Trust since November 2017. From September 2009 to October 2017, she served as Vice President and Deputy Chief Compliance Officer at ALPS Holdings, Inc. where she was Chief Compliance Officer for six different mutual fund complexes, including active and passive ETFs and open-end and closed-end funds. Through its subsidiary companies, ALPS Holdings, Inc. is a provider of investment products and customized servicing solutions to the financial services industry. Ms. Zimdars received a BS degree from the University of Wisconsin-La Crosse.

David Warren (61) currently serves as a member of the Board of Managers of the Sponsor and has served in this capacity since April 6, 2018. Mr. Warren also serves as Chief Administrative Officer, Americas, for Invesco. He was appointed to such position in January 2007, and also holds the roles of Director, Executive Vice President and Chief Financial Officer of Invesco Canada Ltd., a Canadian investment management subsidiary of Invesco, since January 2009. He has been a member of the Board of Managers and Chief Administrative Officer of Invesco Capital Management since January 2010, as well. In these capacities, Mr. Warren is responsible for general management support, in addition to executing on various strategic initiatives and overseeing the risk management framework for the business units operating within the Americas division of Invesco. He obtained a Bachelor’s Degree in Commerce from the University of Toronto as both a chartered accountant and a certified public accountant and is a member of the Chartered Professional Accountants of Canada.

John Zerr (56) currently serves as a member of the Board of Managers of the Sponsor and has served in this capacity since April 6, 2018. Mr. Zerr is also a member of the Board of Managers of Invesco Capital Management and the Chief Operating Officer of Americas for Invesco Ltd., and has served in these roles since March 2006 and February 2018, respectively. Mr. Zerr previously served as the Managing Director and General Counsel for U.S. Retail of Invesco Management Group, Inc., a registered investment adviser affiliated with the Sponsor, from March 2006 through February 2018. Mr. Zerr has also been a Senior Vice President and Secretary of IDI since March 2006 and June 2006, respectively. He also served as a Director of that entity until February 2010. Mr. Zerr has served as Senior Vice President of Invesco Advisers, Inc., a registered investment adviser affiliated with the Sponsor, since December 2009. Mr. Zerr serves as a Director, Vice President and Secretary of Invesco Investment Services, Inc., a registered transfer agency since May 2007. Mr. Zerr has served as Director, Senior Vice President, General Counsel and Secretary of a number of other Invesco wholly-owned subsidiaries which service or serviced portions of Invesco’s U.S. Retail business since May 2007 and since June 2010 with respect to certain Van Kampen entities engaged in the asset management business that were acquired by Invesco from Morgan Stanley. In each of the foregoing positions Mr. Zerr is responsible for overseeing legal operations. In such capacity, Mr. Zerr also is responsible for overseeing the legal activities of various Invesco funds. Mr. Zerr earned a BA degree in economics from Ursinus College. He graduated cum laude with a J.D. from Temple University School of Law.

The Sponsor established the Trust and is responsible for the registration of the Shares. The Sponsor generally oversees the performance of the Trustee and the Trust’s principal service providers, but does not exercise day-to-day oversight over the Trustee or such service providers. The Sponsor regularly communicates with the Trustee to monitor the overall performance of the Trust.

The Sponsor, with assistance and support from the Trustee, is responsible for preparing and filing periodic reports on behalf of the Trust with the SEC and provides any required certification for such reports. The Sponsor designates the independent registered public accounting firm of the Trust and from time to time employs legal counsel for the Trust.

The Distributor assists the Sponsor in marketing the Shares. The Sponsor may determine to engage additional or successor distributors. See “The Distributor” for more information about the Distributor.

The Sponsor maintains a public website on behalf of the Trust, www.invesco.com/etfs, which contains information about the Trust and the Shares, and oversees certain Shareholder services, such as a call center and prospectus delivery.

The Sponsor may direct the Trustee in the conduct of its affairs, but only as provided in the Depositary Trust Agreement. For example, the Sponsor may direct the Trustee to terminate the Trust if certain criteria are met. If the market capitalization of the Trust is less than $300 million at any time for five consecutive trading days, then the Sponsor may, in accordance with the Depositary Trust Agreement, direct the Trustee to terminate and liquidate the Trust. If the Trustee shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of such Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then, in any such case, the Sponsor shall remove the Trustee, and such removal shall take effect upon the appointment of a successor trustee and its acceptance of such appointment. If at any time the Trustee ceases to be a qualified bank (as defined in the Depositary Trust Agreement) or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares, the Sponsor may remove the Trustee. See “Description of the Depositary Trust Agreement — The Trustee — Resignation, discharge or removal of trustee; successor trustees” for more information.

Fees are paid by the Trust to the Sponsor as compensation for services performed under the Depositary Trust Agreement. The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the British Pounds Sterling in the Trust. Additionally, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement.

Precidian Investments, LLC, a Delaware limited liability company (“Precidian”), provided product development support and consulting to the Sponsor in connection with the initial registration of the Shares and is expected to provide support and consulting services to the Sponsor for the duration of the Trust. Precidian and the Sponsor have also agreed to collaborate with one another relative to the development and offering of other related currency products. Precidian has invested significant resources in the development of the Shares. In consideration of Precidian’s past and future efforts, the Sponsor has agreed to pay Precidian a recurring fee for the duration of the Trust. Precidian and the Sponsor have agreed to maintain the confidentiality of all confidential and proprietary information that they share with one another. Precidian has agreed not to solicit, initiate or encourage any inquiries, proposals or offers from anyone other than the Sponsor regarding the development of the Trust or of any other related currency products.

The Trustee

The Bank of New York Mellon, a banking corporation with trust powers organized under the laws of the State of New York, serves as the Trustee. The Bank of New York Mellon has a trust office at 2 Hanson Place, Brooklyn, New York 11217. The Bank of New York Mellon is subject to supervision by the New York State Banking Department and the Board of Governors of the U.S. Federal Reserve System. Information regarding creation and redemption Basket composition, the NAV of the Trust, transaction fees and the names of the parties that have executed Participant Agreements may be obtained from The Bank of New York Mellon. A copy of the Depositary Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above and on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

The Trustee earns a monthly fee that is paid by the Sponsor.

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records. The Trustee’s principal responsibilities include withdrawing the Trust’s British Pounds Sterling as needed to pay the Trust’s expenses, calculating the NAV of the Trust and the NAV per Share, receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Depository and DTC. See “The Depository.” The Trustee is not responsible for the overall performance of the Trust.

The Trustee did not select the Depository and is not responsible for the terms, validity or enforceability of the Deposit Account Agreement. The Trustee reviews statements of the Depository relating to the Trust’s deposit accounts and arranges for inspections and audits of the Trust’s deposit accounts and operations of the Depository when instructed by the Sponsor. The Trustee does not otherwise monitor the Depository and is not liable for any loss or damage resulting from any act, omission, insolvency or other failure of the Depository.

Following payment of the Sponsor’s fee and other Trust expenses, if any, the Trustee will direct that any interest on the primary deposit account that exceeds the Trust’s expenses be converted into USD and the Trustee will distribute the USD as promptly as practicable to Shareholders. See “Investment Attributes of the Trust — Interest on Deposited British Pounds Sterling.”

The Trustee communicates regularly with the Sponsor regarding administration of the Trust. The Trustee, along with the Sponsor, consults with the Trust’s legal, accounting and other professional service providers as needed. The Trustee assists and supports the Sponsor with the preparation of all periodic reports required to be filed with the SEC on behalf of the Trust.

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell British Pounds Sterling or Shares for their own account.

The Depository

JPMorgan Chase Bank, N.A., London Branch, is the Depository. The Depository accepts British Pounds Sterling deposited with it as a banker by Authorized Participants in connection with the creation of Baskets. The Depository facilitates the transfer of British Pounds Sterling into and out of the Trust through the primary and secondary deposit accounts maintained with it as a banker by the Trust.

The Depository may pay interest on the primary deposit account. Interest on the primary deposit account, if any, accrues daily and is paid by the Depository monthly through a deposit into the secondary deposit account. If the Depository does not pay interest on the primary deposit account, the Trust may be required to utilize the principal in the account to cover its expenses, which would lead to dilution for the Shareholders. The Sponsor does not contemplate changing depositories in order to prevent Shareholders from experiencing dilution of the amount of British Pounds Sterling composing a Share, as the inconvenience to Authorized Participants that deliver currency to and receive currency from the present depository would be considerable and, in the experience of the Sponsor, other depositories are unlikely to be able to pay interest at an increased rate on a consistent basis so as to prevent such dilution.

The Depository is not paid a fee for its services to the Trust. The Depository earns a “spread” or “margin” over the rate of interest it pays to the Trust on the British Pound Sterling deposit balances.

The Depository is not a trustee for the Trust or the Shareholders. For further information about the function of the Depository, see “Description of the Deposit Account Agreement.”

The Depository and its affiliates may from time to time act as Authorized Participants or purchase or sell British Pounds Sterling or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

The Distributor

Invesco Distributors, Inc., a Delaware corporation, is the Distributor. The Distributor is a registered broker-dealer with the SEC and is a member of Financial Industry Regulatory Authority, Inc.

The Distributor assists the Sponsor in developing an ongoing marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content on the Trust’s website, www.invesco.com/etfs, executing the marketing plan for the Trust, and providing strategic and tactical research on the global foreign exchange market. The Distributor and the Sponsor are affiliates of one another. There is no written agreement between them, and no compensation is paid by the Sponsor to the Distributor in connection with services performed by the Distributor for the Trust. For more information about the distribution of the Shares, see “Plan of Distribution.”

Related Party Transaction

The Sponsor and the Trust are both parties to the Depositary Trust Agreement. Under the Depositary Trust Agreement, the Trust is obligated to pay the Sponsor, monthly in arrears, a fee that accrues daily at an annual nominal rate of 0.40% of the British Pounds Sterling in the Trust. For further information about the Depositary Trust Agreement, see “Description of the Depositary Trust Agreement.”

Invesco CurrencyShares® British Pound Sterling Trust Organizational Chart

The following chart illustrates the relationships between the Trust and various service providers to the Trust, as well as investors in the Shares issued by the Trust.

Description of the Shares

The Trustee is authorized under the Depositary Trust Agreement to create and issue an unlimited number of Shares. The Trustee creates Shares only in Baskets (a Basket being a block of 50,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust and have no par value. Any creation and issuance of Shares above the amount registered with the SEC on the registration statement of which this prospectus is a part will require registration with the SEC of the additional Shares.

LIMITED RIGHTS

The Shares are not a traditional investment. They are dissimilar from the “shares” of a corporation operating a business enterprise, with management and a board of directors. Trust Shareholders do not have rights normally associated with owning shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Shareholders have only those rights explicitly set forth in the Depositary Trust Agreement. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Depositary Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption or distribution rights.

Distributions. Each month the Depository deposits into the secondary deposit account accrued but unpaid interest payable to the Trust, if any, and the Trustee withdraws British Pounds Sterling from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own). If the Trust incurs expenses in USD (which is not anticipated), British Pounds Sterling will be converted to USD at a prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in British Pounds Sterling and the conversion of British Pounds Sterling to USD, if required to pay expenses of the Trust, are taxable events to Shareholders. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders.”

Voting and Approvals. Shareholders have no voting rights under the Depositary Trust Agreement, except in limited circumstances. If the holders of at least 25% of the Shares outstanding determine that the Trustee is in material breach of its obligations under the Depositary Trust Agreement, they may provide written notice to the Trustee (or require the Sponsor to do so) specifying the default and requiring the Trustee to cure such default. If the Trustee fails to cure such breach within 30 days after receipt of the notice, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee. The holders of at least 66-2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee must terminate the Trust at the request of the holders of at least 75% of the outstanding Shares.

Redemption of Shares. The Shares may be redeemed only by or through an Authorized Participant and only in Baskets. See “Creation and Redemption of Shares” for details on the redemption of Shares.

BOOK-ENTRY FORM

All Shares are evidenced by global certificates issued by the Trustee to DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. In order to transfer Shares through DTC, Shareholders must be DTC Participants. The Shares are transferable only through the book-entry system of DTC. A Shareholder that is not a DTC Participant is able to transfer its Shares through DTC by instructing the DTC Participant holding its Shares to transfer the Shares. Transfers are made in accordance with standard securities industry practice.

Description of the Deposit Account Agreement

The Deposit Account Agreement between the Trust and the Depository, governed by the laws of England, establishes the Deposit Accounts. The Depository, as instructed by the Trustee, is authorized to accept British Pound Sterling deposits for the account of the Trust. The Depository is not a trustee for the Trust or the Shareholders. The Depository, as a banker, is obligated to repay the balance of the Deposit Accounts to the Trust on demand and in accordance with the terms and conditions of the Deposit Account Agreement. The following is a description of other material terms of the Deposit Account Agreement.

DUAL ACCOUNTS

The Depository maintains two deposit accounts for the Trust, a primary deposit account that may earn interest and a secondary deposit account that does not earn interest. The secondary deposit account is used to account for any interest that may be received and paid on creations and redemptions of Baskets. The secondary deposit account is also used to account for interest earned, if any, on the primary deposit account, pay Trust expenses and distribute any excess interest to Shareholders on a monthly basis.

REPORTS

The Depository provides the Trustee with account reports identifying the credits and debits of British Pounds Sterling to the Deposit Accounts, including the credit of interest in British Pounds Sterling to the secondary deposit account. The Trustee is required to examine the reports and account statements it receives from the Depository within a reasonable time of receipt and promptly notify the Depository of any discrepancy of which it becomes aware.

The Depository’s records of all deposits and withdrawals of British Pounds Sterling to the Deposit Accounts and all credits of interest in British Pounds Sterling to the secondary deposit account that may occur on a business day, and the end-of-business-day account balances in the Deposit Accounts, are stated as of the close of the Depository’s business (usually 4:00 PM, London time / London fixing) on that business day.

FEES AND EXPENSES

Under the Deposit Account Agreement, the Depository is entitled to invoice the Trustee or debit the secondary deposit account for out-of-pocket expenses. The Trust has also agreed to reimburse the Depository for any taxes, levies, imposts, deductions, charges, stamp, transaction and other duties and withholdings in connection with the Deposit Accounts, except for such items imposed on the overall net income of the Depository. Except for the reimbursable expenses just described, the Depository is not paid a fee for its services to the Trust. The Depository earns a “spread” or “margin” on the British Pound Sterling deposit balances it holds.

DEPOSIT ACCOUNT BALANCES

The British Pounds Sterling received by the Trust upon the creation of Baskets are deposited, in each case, into the primary deposit account; a small portion of the British Pounds Sterling may be deposited in the secondary deposit account to account for interest, if any, that has been earned on the primary deposit account during the month but not yet paid. If the Sponsor believes that the interest rate paid by the Depository is not adequate, the Sponsor’s sole recourse will be to remove the Depository by terminating the Deposit Account Agreement and closing the accounts. Neither the Trustee nor the Sponsor has the power or authority to deposit the Trust’s British Pounds Sterling with any other person, entity or account. Resignation or removal of the Depository for any reason will cause termination of the Trust. See “Description of the Depositary Trust Agreement.” Interest earned on the balance of the primary deposit account, if any, is used primarily to pay the Trust’s expenses.

INTEREST

If a positive interest rate is being paid by the Depository, interest will begin to be earned on the day Baskets are created (i.e., the date the trade settles). Baskets are created two days after funds are transferred by an Authorized Participant to the primary deposit account held by the Depository. Interest on the primary deposit account, if any, accrues daily and is paid monthly. Interest does not compound, and therefore interest will not be earned on interest accrued but not yet paid by the Depository. Each month the Depository deposits into the secondary deposit account accrued but unpaid interest payable to the Trust, if any. Interest earned on the balance of the primary deposit account, if any, is used primarily to pay the Trust’s expenses; any interest remaining after payment of the Sponsor’s fee and other expenses, if any, will be distributed by the Trustee to the Shareholders approximately ten days after the end of the month.

MAXIMUM BALANCE

The Depository reserves the right not to accept, and to return without interest to the remitter of funds, the amounts received for deposit to the Deposit Accounts if the aggregate deposit liability of the Depository exceeds the British Pound Sterling equivalent of 4 billion USD.

EXCLUSION OF LIABILITY

The Depository will be responsible only for direct loss or damage that the Trust suffers resulting from the Depository’s gross negligence or willful misconduct. Unless such loss or damages are due to the Depository’s fraud, the Depository will not be liable for loss of business, profits or goodwill or any indirect, consequential, punitive or special damages, whether or not reasonably foreseeable, even if the Depository has been advised of the likelihood of such loss and even if such loss is the result of negligence, breach of contract or otherwise.

INDEMNITY

The Trust will, solely out of the Trust’s assets, indemnify the Depository and each of its officers, directors, employees, subsidiaries and affiliates on demand against all costs and expenses, damages, claims, liabilities and losses (including legal fees) which the Depository or any such officer, director, employee, subsidiary or affiliate may suffer or incur directly or indirectly because of the Trust’s breach of the Deposit Account Agreement, because the Depository acted on what it believed (in good faith and without gross negligence) to be the Trustee’s communication or because of anything done under or as contemplated by the Deposit Account Agreement.

FORCE MAJEURE

The Depository is not liable for any damage, loss, expense or liability caused by acts of God, fire, flood, civil or labor disturbance, war or terrorism, act of any governmental authority or other act or threat of any authority, legal constraint, fraud or forgery (other than on the part of the Depository or any of its directors, officers or employees), malfunction of equipment (including any computer or related software) except where such malfunction is primarily attributable to the Depository’s gross negligence in maintaining the equipment or software, failure of or the effect of rules or operations of any funds transfer system, inability to obtain or interruption of communications facilities, or any cause beyond the reasonable control of the Depository.

TERMINATION

The Depository may terminate the Deposit Account Agreement for any reason whatsoever upon 90 business days’ prior written notice to the Trustee. Before the expiration of such notice, the Depository will transfer any cleared balance in the Deposit Accounts in accordance with the Trustee’s reasonable instructions. Any termination of the Deposit Account Agreement will cause the termination of the Trust. In the event of the termination of the Trust, the Trustee will provide written notice of termination to the Depository, and the Depository thereafter will not accept any deposits of British Pounds Sterling for creation of Baskets.

GOVERNING LAW; JURISDICTION

The Deposit Account Agreement is governed by the laws of England and the Depository is subject to the laws of England. The Trust and the Depository consent to the non-exclusive jurisdiction of the courts of England to settle any dispute relating to the Deposit Account Agreement.

Creation and Redemption of Shares

The Trust creates and redeems Shares in Baskets on a continuous basis. A Basket is a block of 50,000 Shares. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of British Pounds Sterling represented by the Baskets being created or redeemed. This amount is based on the combined NAV per Share of the number of Shares included in the Baskets being created or redeemed, determined on the day the order to create or redeem Baskets is accepted by the Trustee. Typically, Baskets are created and redeemed on a “T+2 basis” (i.e., two business days after trade date); however, the Trust reserves the right to settle any creation or redemption of Baskets on a basis other than T+2, including a shorter settlement period, if necessary or appropriate under the circumstances and compliant with applicable law.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. An Authorized Participant is a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and has entered into a Participant Agreement with the Sponsor and the Trustee. Only Authorized Participants may place orders to create or redeem Baskets. Before initiating a creation or redemption order, an Authorized Participant must have entered into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of British Pounds Sterling required for creations and redemptions. The Participant Agreements may be amended by the Trustee, the Sponsor and the relevant Authorized Participant. Authorized Participants pay a transaction fee of $500 to the Trustee for each order that they place to create or redeem one or more Baskets.

In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement. Authorized Participants who make deposits with the Trust in exchange for Baskets receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust. No Authorized Participant has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Certain Authorized Participants are expected to have the facility to participate directly in the global foreign exchange market. In some cases, an Authorized Participant may acquire British Pounds Sterling from, or sell British Pounds Sterling to, an affiliated foreign exchange trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the foreign exchange market make it unlikely that an Authorized Participant’s direct activities in the foreign exchange and securities markets will impact the price of the British Pound Sterling or the price of Shares. Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and will be regulated by Financial Industry Regulatory Authority, Inc., or else will be exempt from being (or otherwise will not be required to be) so registered or regulated, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines to be appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, depositaries and other securities or foreign currency market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, BNP Paribas Prime Brokerage, Inc., BNP Paribas Securities Corp., Citadel Securities LLC, CitiGroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., EWT LLC, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC (formerly, Morgan Stanley & Co. Incorporated), Newedge USA, LLC, Nomura Securities International, Inc., RBC Capital Markets, LLC (formerly, RBC Capital Markets Corp.), SG Americas Securities, LLC, Timber Hill, LLC, Virtu Americas LLC (formerly, KCG Americas LLC), and Virtu Financial BD LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. A Shareholder that is not an Authorized Participant may redeem Shares only through an Authorized Participant.

The following description of the procedures for the creation and redemption of Baskets is only a summary. For more detail, refer to the relevant provisions of the forms of the Depositary Trust Agreement and Participant Agreement, each of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

CREATION PROCEDURES

The following chart is intended to help you understand the creation process:

Creation Process

Summary: In order to create a Basket, the Authorized Participant deposits the Basket British Pound Sterling Amount with the Depository and orders Shares from the Trustee. The Authorized Participant pays the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each purchase order. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation order, as set forth in the Participant Agreement. The Trustee directs DTC to credit Shares to the Authorized Participant. The Authorized Participant will then be able to sell Shares to Purchasers directly or on NYSE Arca or any other market in which the Shares may trade.

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when NYSE Arca is closed for regular trading.

By placing a purchase order, an Authorized Participant agrees to deposit British Pounds Sterling with the Trust, as described below. Before the delivery of Baskets for a purchase order, the Authorized Participant must also have paid the non-refundable transaction fees due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket, called the Basket British Pound Sterling Amount, is an amount of British Pounds Sterling bearing the same proportion to the number of Baskets to be created as the total assets of the Trust (net of estimated accrued but unpaid expenses) bears to the total number of Baskets outstanding on the date that the purchase order is accepted by the Trustee. The amount of the required deposit is determined by dividing the amount of British Pounds Sterling held by the Trust (net of estimated accrued but unpaid expenses) by the number of Baskets outstanding. All questions as to the composition of a Basket British Pound Sterling Amount are finally determined by the Trustee. The Trustee’s determination of the Basket British Pound Sterling Amount shall be final and binding on all persons interested in the Trust.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for delivering the Basket British Pound Sterling Amount to the Trust’s primary deposit account with the Depository as directed in the Authorized Participant’s Participant Agreement. Authorized Participants will use the SWIFT system to make timely deposits through their bank correspondents in London. Upon receipt of the deposit of British Pounds Sterling from an Authorized Participant, the Trustee directs DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account on the second business day after the purchase order date. The expense and risk of delivery, ownership and safekeeping of British Pounds Sterling until such British Pounds Sterling have been received by the Depository shall be borne solely by the Authorized Participant.

Rejection of purchase orders

The delivery of the Shares against deposits of British Pounds Sterling may be suspended generally, or refused with respect to particular requested deliveries, during any period when the transfer books of the Trustee are closed, if the deposit would exceed the Depository’s deposit limits or if any such action is deemed necessary or advisable by the Trustee or the Sponsor for any reason at any time or from time to time. None of the Trustee, the Sponsor or the Depository will be liable for the rejection or acceptance of any purchase order or Basket British Pound Sterling Amount.

REDEMPTION PROCEDURES

The following chart is intended to help you understand the redemption process:

Redemption Process

Summary: In order to redeem Shares, an Authorized Participant must send the Trustee a redemption order specifying the number of Baskets that the Authorized Participant wishes to redeem. The Authorized Participant pays the Trustee a $500 transaction fee, which will not be contributed to the Trust, for each redemption order. In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each redemption order, as set forth in the Participant Agreement. The Trustee then instructs the Depository to send the Authorized Participant British Pounds Sterling and directs DTC to cancel the Authorized Participant’s Shares that were redeemed.

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. A redemption order so received is normally effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Depository as directed in the Authorized Participant’s Participant Agreement. Before the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have paid the non-refundable transaction fees due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust is a wire transfer, to an account of the redeeming Authorized Participant identified by the Authorized Participant, in the amount of the British Pounds Sterling held by the Trust evidenced by the Shares being redeemed, giving effect to all estimated accrued but unpaid interest and expenses. Redemption distributions are subject to the deduction of any applicable tax or other governmental charges that may be due. All questions as to the amount of a redemption distribution are finally determined by the Trustee. The Trustee’s determination of the amount shall be final and binding on all persons interested in the Trust.

Delivery of redemption distribution

The redemption distribution due from the Trust is delivered to the Authorized Participant as directed in the Authorized Participant’s Participant Agreement.

The Depository wires the redemption amount from the Trust’s primary deposit account with the Depository to an account of the redeeming Authorized Participant identified by the Authorized Participant. The Authorized Participant and the Trust are each at risk in respect of British Pounds Sterling credited to their respective accounts in the event of the Depository’s insolvency. See “Risk Factors — If the Depository becomes insolvent. . . .” on page 8 of this prospectus.

Suspension or rejection of redemption orders

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. The Trustee may suspend redemption orders only if the Trust holds surplus property that has not been distributed in accordance with the Depositary Trust Agreement, the Depository is unable to process withdrawal instructions or the Sponsor determines, in its sole discretion, that a suspension is necessary or desirable. Suspension of redemption orders at any time and for any reason may well have adverse effects on the market for and market price of the Shares.

CREATION AND REDEMPTION FEES

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Trustee of $500 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced or, with the consent of the Sponsor, increased. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

In addition to the $500 transaction fee paid to the Trustee, Authorized Participants will pay a variable fee to the Sponsor for creation orders and redemption orders of two or more Baskets to compensate the Sponsor for costs associated with the registration of Shares. The variable fee paid to the Sponsor by an Authorized Participant will not exceed $2,000 for each creation or redemption order, as set forth in the Participant Agreement.

TAX RESPONSIBILITY

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Description of the Depositary Trust Agreement

The Trust operates in accordance with the terms of a Depositary Trust Agreement among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons depositing British Pounds Sterling for the creation of Shares. The following is a description of the material terms of the Depositary Trust Agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

THE SPONSOR

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see “The Sponsor.”

Limitation on Sponsor’s liability

The Sponsor is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Sponsor agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Sponsor is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Sponsor is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Sponsor in good faith believes is competent to give such advice. The Sponsor shall not be liable for any acts or omissions made by a successor sponsor. The Sponsor is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Sponsor

The Trustee indemnifies the Sponsor Indemnified Parties against, and holds each of them harmless from, any loss, liability, cost, expense or judgment caused by the negligence or bad faith of the Trustee or arising out of any information furnished in writing to the Sponsor by the Trustee expressly for use in this registration statement or any amendment hereto.

Each Sponsor Indemnified Party is indemnified by the Trust and held harmless against any loss, liability or expense incurred without (1) negligence, bad faith, willful misconduct or willful malfeasance on the part of the Sponsor Indemnified Party arising out of or in connection with the performance of its obligations under the Depositary Trust Agreement or (2) reckless disregard on the part of the Sponsor Indemnified Party of its obligations and duties under the Depositary Trust Agreement. Such indemnity includes payment from the Trust of the costs and expenses of the Sponsor Indemnified Party in defending itself against any claim or liability in its capacity as a Sponsor Indemnified Party. Any amounts payable to the Sponsor Indemnified Party may be payable in advance or secured by a lien on the Trust. The Sponsor may, in its discretion, undertake any action that it may deem necessary or desirable in respect of the Shareholders and, in such event, the legal expenses and costs of such actions shall be expenses and costs of the Trust and the Sponsor shall be entitled to reimbursement by the Trust.

Resignation of the Sponsor; successor sponsor

The Sponsor may resign its position as sponsor at any time by delivering to the Trustee a written resignation. Upon receipt of the Sponsor’s resignation, the Trustee may do any one or more of the following: (1) appoint a successor sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor; (2) agree to act as sponsor without appointing a successor sponsor; or (3) terminate the Trust. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence. The Sponsor’s resignation is not effective until the Trustee appoints a successor sponsor and the successor sponsor accepts that appointment or the Trustee itself agrees to act as sponsor or the Trust is terminated. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring before its resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor under the Depositary Trust Agreement.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties under the Depositary Trust Agreement or becomes bankrupt or its affairs are taken over by public authorities, the effect of that event shall be the same as if the Sponsor had given a notice of resignation.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Depositary Trust Agreement. In such an event, the Sponsor will then be relieved of all further liability under the Depositary Trust Agreement.

THE TRUSTEE

This section summarizes some of the important provisions of the Depositary Trust Agreement that apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see “The Trustee.”

Qualifications of the Trustee

The Trustee and any successor trustee may be removed if it ceases to be a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers and be a DTC Participant or a participant in another securities depository then acting on behalf of the Trust. The Trustee and any successor trustee may be removed if it fails to maintain capital, surplus and undivided profits of not less than $500 million.

Limitation on Trustee’s liability

The Trustee is not subject to any liability under the Depositary Trust Agreement to any Shareholder or Authorized Participant, except that the Trustee agrees to perform its duties specifically set forth in the Depositary Trust Agreement without negligence or bad faith. The Trustee is not obligated to prosecute any action, suit or other proceeding with respect to the Trust property. The Trustee is entitled to rely on advice received from legal counsel, accountants, any Authorized Participant, any Shareholder or any other person that the Trustee in good faith believes is competent to give such advice. The Trustee shall not be liable for any acts or omissions made by a successor trustee. The Trustee is not obligated to comply with any direction or instruction from any Shareholder or Authorized Participant regarding the Shares except to the extent specifically provided in the Depositary Trust Agreement.

Indemnification of the Trustee

The Sponsor will indemnify the Trustee, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including, but not limited to, the reasonable fees and expenses of counsel) that is incurred by any of them and that arises out of or is related to (1) any offer or sale by the Trust of Baskets, (2) acts performed or omitted pursuant to the Depositary Trust Agreement, and (3) any filings with or submissions to the SEC in connection with or with respect to Shares. However, the Sponsor is not obligated to indemnify the Trustee for losses attributable to (1) the negligence or bad faith of, or material breach of the terms of the Depositary Trust Agreement by, the Trustee, (2) written information furnished in writing from the Trustee to the Sponsor expressly for use in this registration statement or any amendment hereto filed with the SEC, or (3) any misrepresentations or omissions made by an Authorized Participant (other than the Sponsor) in connection with the offer and sale of Shares.

Taxes

If any tax or other governmental charge becomes payable by the Trustee with respect to any transfer or redemption of Shares, such tax or other governmental charge will be payable by the Shareholders to the Trustee. The Trustee will refuse to effect any registration of transfer of such Shares or any withdrawal of Trust property represented by such Shares until such payment is made, and may withhold any distributions, or may sell for the account of the Shareholder thereof Trust property or Shares, and may apply such distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Shareholder will remain liable for any deficiency. The Trustee shall distribute any net proceeds of a sale made under the preceding sentence that remain, after payment of the tax or other governmental charge, to the Shareholders entitled thereto as in the case of a distribution in cash.

Protection for amounts due to Trustee

The Trustee withdraws from the secondary deposit account amounts necessary to pay the Trust expenses provided for in the Depositary Trust Agreement and any otherwise unpaid expenses thereunder. In the event that the Sponsor’s fee for the prior month plus other Trust expenses, if any, exceed the balance of the secondary deposit account, the Trustee will withdraw British Pounds Sterling from the primary deposit account to pay the excess. If requested by the Sponsor and agreed to by the Trustee, the Trustee will advance amounts out of its own funds for the payment of Trust expenses, up to $20,000. The Trustee will have a lien on the Deposit Accounts to the extent of all amounts advanced by it at the Sponsor’s request. This lien will be superior to the interest of the beneficial owners of the Shares.

Resignation, discharge or removal of Trustee; successor trustees

Resignation. The Trustee may resign at any time by delivering written notice to the Sponsor. The Trustee’s resignation will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by the Sponsor. If the Trustee is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then the Sponsor is required to remove the Trustee, and such removal will take effect upon the appointment of a successor trustee and its acceptance of such appointment.

Removal by Shareholders. The holders of at least two-thirds (66-2/3%) of the Shares then outstanding may at any time remove the Trustee by written instrument or instruments delivered to the Trustee and Sponsor.

Removal for Material Breach. If at any time the Trustee ceases to be a qualified bank under the Depositary Trust Agreement or is in material breach of its obligations under the Depositary Trust Agreement and the Trustee fails to cure such breach within 30 days after receipt by the Trustee of written notice specifying such default from the Sponsor or Shareholders acting on behalf of at least 25% of the outstanding Shares specifying, the Sponsor may remove the Trustee.

Appointing Successor Trustees. If the Trustee resigns or is removed, the Sponsor will use its reasonable efforts to appoint a successor trustee that meets the requirements set forth in the Depositary Trust Agreement. Every successor trustee is required to execute and deliver to its predecessor and to the Sponsor a written acceptance of its appointment. The successor trustee will then become fully vested with all the rights, powers, duties and obligations of the Trustee. Nevertheless, the predecessor trustee, upon payment of all sums due it and on the written request of the Sponsor is required to execute and deliver an instrument transferring to the successor trustee all rights and powers of such predecessor hereunder, is required to duly assign, transfer and deliver all right, title and interest in the Trust property to such successor, and is required to deliver to such successor a list of the Shareholders of all outstanding Shares. The Sponsor or any such successor trustee is required to promptly mail notice of the appointment of such successor trustee to the Shareholders.

Trustee’s liability for successor trustee. The Trustee will not be liable for any acts or omissions made by a successor trustee whether in connection with a previous act or omission of the Trustee or in connection with any matter arising wholly after the resignation of the Trustee, provided that in connection with the issue out of which such potential liability arises the Trustee performed its obligations without negligence or bad faith while it acted as Trustee.

DISTRIBUTIONS

Each month the Depository deposits into the secondary deposit account accrued but unpaid interest payable to the Trust, if any, and the Trustee withdraws British Pounds Sterling from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the Sponsor’s fee and any other Trust expenses exceed the interest earned on the primary deposit account, additional British Pounds Sterling will be withdrawn from the primary deposit account as required to cover the expenses. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into USD at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own).

ACTIONS TAKEN TO PROTECT THE TRUST

The Trustee and the Sponsor may each, in their own discretion, undertake any action that they consider necessary or desirable to protect the Trust or the interests of the Shareholders. The expenses incurred by the Trustee or the Sponsor in connection therewith (including the fees and disbursements of legal counsel) will be expenses of the Trust, and the Trustee and the Sponsor will be entitled to be reimbursed for those expenses by the Trust. The Trustee and Sponsor are, however, required to notify and consult with each other before undertaking any protective action or if the Trustee or Sponsor become aware of any development or event that affects the administration of the Trust but is not contemplated or provided for in the Depositary Trust Agreement.

VALUATION OF BRITISH POUNDS STERLING; DEFINITION OF NET ASSET VALUE

The Trustee calculates, and the Sponsor publishes, the Trust’s NAV each business day. To calculate the NAV, the Trustee adds to the amount of British Pounds Sterling in the Trust at the end of the preceding day accrued but unpaid interest, if any, British Pounds Sterling receivable under pending purchase orders and the value of other Trust assets, and subtracts the accrued but unpaid Sponsor’s fee, British Pounds Sterling payable under pending redemption orders and other Trust expenses and liabilities, if any.

The Trustee also divides the NAV of the Trust by the number of Shares outstanding for the date of the evaluation then being made, which figure is the “NAV per Share.” For purposes of the preceding sentence, the number of Shares deemed outstanding includes Shares to be delivered under purchase orders having order dates on or before the preceding business day and excludes Shares to be surrendered under redemption orders having order dates on or before the preceding business day.

EXPENSES OF THE TRUST

The Trust’s only ordinary recurring expense is the Sponsor’s fee. The Sponsor is obligated under the Depositary Trust Agreement to pay the following administrative and marketing expenses of the Trust: the Trustee’s monthly fee, typical maintenance and transaction fees of the Depository, NYSE Arca listing fees, printing and mailing costs, audit fees and expenses, up to $100,000 per annum in legal fees and expenses, and applicable license fees.

The Sponsor’s fee accrues daily at an annual nominal rate of 0.40% of the British Pounds Sterling in the Trust. Each month, the Trust first withdraws British Pounds Sterling the Trust has earned as interest, if any, to pay the Sponsor’s fee and any other Trust expenses that have been incurred. If that interest is not sufficient to fully pay the Sponsor’s fee and Trust expenses, then the Trustee withdraws British Pounds Sterling from the primary deposit account as needed. If the Trust incurs expenses in USD (which is not anticipated), British Pounds Sterling will be converted to USD at a prevailing market rate at the time of conversion to pay expenses. The Trustee will direct that the smallest amount of British Pounds Sterling required to purchase amounts of USD sufficient to pay Trust expenses and the costs of currency conversion be withdrawn from the Trust. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any conversion. See “United States Federal Tax Consequences — Taxation of U.S. Shareholders” for information on the tax treatment of British Pound Sterling sales.

In certain exceptional cases the following expenses may be charged to the Trust in addition to the Sponsor’s fee: (1) expenses and costs of any extraordinary services performed by the Trustee or the Sponsor on behalf of the Trust or action taken by the Trustee or the Sponsor to protect the Trust or interests of Shareholders; (2) expenses, fees and indemnification claims of the Trustee that the Sponsor failed to pay to the Trustee; (3) indemnification of the Sponsor; (4) taxes and other governmental charges; and (5) expenses of the Trust other than those the Sponsor is obligated to pay pursuant to the Depositary Trust Agreement, including legal fees and expenses over $100,000. If these additional expenses are incurred, the Trust will be required to pay these expenses by withdrawing deposited British Pounds Sterling and the amount of British Pounds Sterling represented by a Share will decline at such time. Accordingly, the Shareholders will effectively bear the cost of these other expenses, if incurred. Although the Sponsor cannot definitively state the frequency or magnitude of such expenses, the Sponsor predicts that they will occur infrequently, if at all.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC is the securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book-entry system in accordance with its rules and by-laws and the requirements of law.

Because the Shares are eligible for book-entry settlement with DTC, individual certificates will not be issued for the Shares. Instead, global certificates have been signed by the Trustee and the Sponsor on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global certificates are made and intended for the purpose of binding only the Trust and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC credits or debits, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the Authorized Participants designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Ownership of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). A Shareholder is expected to receive a written confirmation relating to the purchase from or through the DTC Participant maintaining the account through which the Shareholder purchased its Shares.

A Shareholder that is not a DTC Participant may transfer its Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholder holds its Shares to transfer the Shares. A Shareholder that is a DTC Participant may transfer its Shares by instructing DTC in accordance with the rules of DTC. Transfers are made in accordance with standard securities industry practice.

DTC may discontinue providing its service with respect to the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor would either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because it is anticipated that the Shares will only be held in book-entry form through DTC and DTC Participants, investors will rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section of the prospectus. Investors should consult with their brokers or banks to find out about procedures and requirements for securities held in book-entry form through DTC.

SHARE SPLITS

If the Sponsor believes that the per-Share price on NYSE Arca is outside a desirable trading range, then the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

BOOKS AND RECORDS

The Trustee keeps books for the registration of Shares that are open to inspection by any person who establishes to the Trustee’s satisfaction that such person is a registered Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee keeps a copy of the Depositary Trust Agreement on file in its office which is available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any registered Shareholder. A copy of the Depositary Trust Agreement has also been filed as an exhibit to the registration statement of which this prospectus is part and is available on the SEC’s website at www.sec.gov. Under the Depositary Trust Agreement, the Trustee may be removed if it fails to maintain capital, surplus and undivided profits of $500 million.

STATEMENTS, FILINGS AND REPORTS

After the end of each fiscal year and within the time period required by applicable law, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as is then required by applicable laws, rules and regulations and shall contain such additional information as the Sponsor deems appropriate. The annual report is filed with the SEC and NYSE Arca and distributed to DTC and to such other persons, as required by applicable laws, rules and regulations.

The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws. The Sponsor prepares, or causes to be prepared, and files any periodic reports or current reports required under the Securities Exchange Act. The Trustee assists and supports the Sponsor in the preparation of such reports.

The Deposit Accounts are audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The accountants’ report will be furnished by the Trustee to Shareholders upon request.

The costs incurred in connection with such statements, filings and reports are expenses of the Sponsor. If, however, legal fees and expenses exceed $100,000 per year, the excess will be expenses of the Trust. See “Investment Attributes of the Trust — Trust Expenses.”

TERMINATION OF THE TRUST

The Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if any of the following occur:

•	the Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee does not appoint a successor and does not agree to act as sponsor;

•	Shareholders holding at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	the Depository resigns or is removed; or

•

the Trustee receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Internal Revenue Code.

In addition, if any of the following events occurs, the Trustee will set a date on which the Depositary Trust Agreement will terminate and mail notice of that termination to the registered holders of Shares at least 30 days prior to the date set for termination if the Sponsor, having been notified by the Trustee of the occurrence of any such event, has notified the Trustee in writing that it has determined, in its sole discretion, to terminate the Depositary Trust Agreement:

•	the Trustee is notified that the Shares are delisted from NYSE Arca and have not been approved for listing on another national securities exchange within five business days of their delisting;

•	the SEC determines that the Trust is an investment company under the Investment Company Act, as amended, and the Trustee has actual knowledge of the determination;

•	the NAV of the Trust remains less than $100 million for 30 consecutive business days;

•	all of the Trust’s assets are sold;

•	the aggregate market capitalization of the Trust, based on the closing price for the Shares, remains less than $300 million for five consecutive trading days; or

•	DTC stops providing book-entry settlement services for the Shares.

The Trustee may set a date on which the Trust will terminate and mail notice of that termination to the Shareholders at least 30 days prior to the date set for termination if 60 days have elapsed since the Trustee gave the Sponsor notice of its election to resign and no successor trustee appointed by the Sponsor has accepted appointment as Trustee.

The Trust will terminate on June 8, 2046 if it has not been terminated prior to that date.

AMENDMENTS

Subject to certain limitations prohibiting any amendment of certain sections of the Depositary Trust Agreement, the Trustee and the Sponsor may amend most provisions of the agreement without the consent of any Shareholders. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees or other such expenses) or that otherwise prejudices any substantial existing right of the Shareholders will not become effective as to outstanding Shares until 30 days after written notice of such amendment is given to the registered Shareholders. Every registered Shareholder, at the time any amendment so becomes effective, will be deemed, by continuing to hold any Shares or an interest therein, to consent and agree to such amendment and to be bound by the Depositary Trust Agreement as amended thereby. In no event will any amendment impair the right of the registered Shareholders to surrender Baskets and receive the amount of Trust property represented by the Baskets, except in order to comply with mandatory provisions of applicable law.

GOVERNING LAW; CONSENT TO NEW YORK JURISDICTION

The Depositary Trust Agreement, and the rights of the Sponsor, the Trustee and DTC (as registered owner of the Trust’s global certificates for Shares) and the Shareholders under the Depositary Trust Agreement, are governed by the laws of the State of New York. The Sponsor, the Trustee and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consents to the jurisdiction of any state or federal court in The City of New York, State of New York, in which any suit or proceeding arising out of or relating to Shares, the Trust property or the Depositary Trust Agreement may be instituted.

United States Federal Tax Consequences

The following discussion of the material U.S. federal income tax consequences that generally apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain U.S. federal income, gift and estate tax consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to U.S. federal tax law and subject to the limitations and qualifications described therein, the opinion of Foley & Lardner LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code and judicial and administrative interpretations of the Internal Revenue Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders or other investors with special circumstances) may be subject to special rules not discussed below. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for U.S. federal income tax purposes;

•	A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Internal Revenue Code section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Shareholder” is a Shareholder that is not a U.S. Shareholder as defined above and that is classified for U.S. federal income tax purposes as being neither a partnership nor a “disregarded entity.” For U.S. federal income tax purposes, the treatment of any beneficial owner of an interest in an entity classified as a partnership for U.S. federal income tax purposes will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Shares. For U.S. federal income tax purposes, the assets held by any entity that is classified as a “disregarded entity” and that has a single member are generally deemed to be held directly by such member.

TAXATION OF THE TRUST

The Trust is classified as a “grantor trust” for U.S. federal income tax purposes. As a result, the Trust itself is not subject to U.S. federal income tax. Instead, the Trust’s income and expenses “flow through” to the Shareholders. The Trust’s income, gains, losses and deductions will be reported to the Internal Revenue Service on that basis.

TAXATION OF U.S. SHAREHOLDERS

Shareholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro-rata share of the assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro-rata portion of the Trust’s income, if any, and as if they directly incurred their respective pro-rata portion of the Trust’s expenses. In the case of a U.S. Shareholder that acquires Shares as part of a creation of a Basket, the delivery of British Pounds Sterling to the Trust in exchange for the Shares will not be a taxable event to the Shareholder. With respect to the increase in the amount of the U.S. Shareholder’s share of the British Pounds Sterling held in the Trust that results from such a delivery, the Shareholder’s aggregate tax basis (as determined immediately after such delivery) in those British Pounds Sterling that are held in the Trust and that are attributable to such increase, and the Shareholder’s aggregate tax basis in the Shares received upon such delivery, will each be the same as the Shareholder’s aggregate tax basis (as determined immediately prior to such delivery) in the British Pounds Sterling that are delivered by the Shareholder to the Trust.

Any Shares that are received by a U.S. Shareholder to evidence the Shareholder’s pro-rata share of any interest earnings of the Trust generally will have a tax basis equal to the USD-equivalent of the amount of the Shareholder’s pro-rata share of the interest earnings.

When the Trust converts British Pounds Sterling to USD — for example, to pay expenses incurred in USD (which is not anticipated) or to make distributions to Shareholders — or when the Trust pays expenses in British Pounds Sterling, a U.S. Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro-rata share of the amount realized by the Trust upon the conversion, or the Shareholder’s pro-rata share of the USD-equivalent of the British Pounds Sterling used to pay expenses, and (2) the Shareholder’s tax basis for its pro-rata share of the British Pounds Sterling that were converted or used to pay expenses. As described in “Investment Attributes of the Trust — Trust Expenses” and “Description of the Depositary Trust Agreement — Expenses of the Trust”, each month the Trustee will first withdraw British Pounds Sterling the Trust has earned as interest to pay expenses. It is anticipated that the conversion of British Pounds Sterling (for purposes of paying expenses and making distributions) and the payment of expenses in British Pounds Sterling will occur on the same day that the Trust receives British Pounds Sterling earned as interest. The Trust will use a “last in first out” method to determine the tax basis of the British Pounds Sterling that are converted to USD or used to pay expenses. Accordingly, U.S. Shareholders will recognize interest income at the time that British Pounds Sterling are received by the Trust as interest earnings, but will generally recognize no further gain or loss if the British Pounds Sterling received are, on the date of receipt, either converted to USD or used to pay expenses.

The Sponsor’s fee accrues daily and is payable monthly. For U.S. federal income tax purposes, an accrual-basis U.S. Shareholder generally will be required to take into account as an expense its allocable share of the USD-equivalent of the amount of the Sponsor’s fee that is accrued on each day, with such USD-equivalent being determined by the currency exchange rate that is in effect on the respective day. To the extent that the currency exchange rate on the date of payment of the accrued amount of the Sponsor’s fee differs from the currency exchange rate in effect on the day of accrual, the U.S. Shareholder will recognize a currency gain or loss for U.S. federal income tax purposes.

Redemption of some or all of a U.S. Shareholder’s Shares in exchange for the underlying British Pounds Sterling represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the British Pounds Sterling received in the redemption generally will be the same as the Shareholder’s tax basis for its pro-rata portion of British Pounds Sterling held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. In determining the portion of the U.S. Shareholder’s total tax basis in the British Pounds Sterling held in the Trust that is attributable to the Shares redeemed, the U.S. Shareholder generally will be required to use the method, if any, that it has used previously to determine the tax basis of nonfunctional currency amounts withdrawn from accounts with a bank or other financial institution. A subsequent sale of the British Pounds Sterling received by the Shareholder will be a taxable event.

U.S. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, are urged to consult their own tax advisers as to the determination of the tax basis for the underlying British Pounds Sterling related to such Shares. In the case of a U.S. Shareholder that uses the USD as its functional currency, any gain or loss recognized by such U.S. Shareholder upon the sale of Shares, or upon the sale of British Pounds Sterling by the Trust, generally will be treated under Internal Revenue Code section 988 as ordinary income or loss for U.S. federal income tax purposes. The share of any interest income earned by the Trust that is allocable to a U.S. Shareholder will be treated as ordinary income for U.S. federal income tax purposes.

BROKERAGE FEES AND TRUST EXPENSES

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of British Pounds Sterling by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro-rata portion of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. For taxable years beginning prior to January 1, 2026, no deductions are allowed for any expenses so treated.

INVESTMENT BY REGULATED INVESTMENT COMPANIES

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Internal Revenue Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act, may be considered an investment in the underlying British Pounds Sterling for purposes of Internal Revenue Code section 851(b) and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of the qualification of such vehicles under Internal Revenue Code section 851.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING FOR U.S. AND NON-U.S. SHAREHOLDERS

Certain information returns will be filed with the IRS, and certain tax-related information will be provided to Shareholders, in connection with the Trust. Regulations require that each Shareholder be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses, and sales of Trust assets, including, in the case of a sale of British Pounds Sterling, the amount of proceeds attributable to each Share. Each Shareholder, however, would be required to determine for itself the amount of gain or loss recognized with respect to such sales.

A U.S. Shareholder may be subject to U.S. backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. A Non-U.S. Shareholder may have to comply with certification procedures to establish that the Shareholder is not a U.S. person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s U.S. federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

INCOME TAXATION OF NON-U.S. SHAREHOLDERS

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of British Pounds Sterling and interest income. A Non-U.S. Shareholder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of British Pounds Sterling by the Trust, unless: (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

A Non-U.S. Shareholder’s share of any interest income earned by the Trust generally will not be subject to U.S. federal income tax unless the Shares owned by such Non-U.S. Shareholder are effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States.

ESTATE AND GIFT TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. estate tax on all property that has a U.S. “situs.” An individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States is generally subject to U.S. federal gift tax on gifts of tangible personal property or real property having a U.S. situs. In addition, the U.S. federal “generation-skipping transfer tax” may apply in certain circumstances if an individual who is neither a citizen nor a resident (as specially defined for U.S. federal estate and gift tax purposes) of the United States makes a transfer of property that has a U.S. situs. Neither the Shares nor the British Pounds Sterling underlying the Shares should be considered to have a U.S. situs for purposes of the U.S. federal estate tax, gift tax, and generation-skipping transfer tax.

Shareholders are urged to consult their tax advisers regarding the possible application of U.S. federal estate, gift, and generation-skipping transfer taxes in their particular circumstances.

TAXATION IN JURISDICTIONS OTHER THAN THE UNITED STATES

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

FBAR REPORTING OBLIGATIONS

Each U.S. Shareholder should consult with its tax advisor as to the tax filing and reporting obligations that may arise in connection with an investment in a Share, including whether the Shares need to be reported on FinCEN Form 114 (Report of Foreign Bank and Financial Accounts, the FBAR form). A Shareholder that is obligated and fails to file the FBAR form may be subject to civil penalties in an amount equal to the greater of (1) $100,000 or (2) 50 percent of the value of the unreported “foreign account,” and may face possible criminal penalties as well.

ERISA and Related Considerations

The fiduciary investment rules of the Employee Retirement Income Security Act of 1974, as amended (ERISA) generally apply to private employee benefit plans and to certain investment funds in which such plans participate (ERISA Plan Investors). These rules are generally not applicable to individual retirement accounts or individual retirement annuities (IRAs), plans covering only self-employed individuals, governmental plans, church plans or foreign plans (Non-ERISA Plan Investors). Consequently, much of the following discussion of the fiduciary issues arising under ERISA is generally not applicable to such investors. Non-ERISA Plan Investors may be subject to various other fiduciary requirements under state law or other applicable law, however, which they should consider before investing in the Shares.

ERISA Plans are also subject to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code that need to be considered before purchasing Shares. IRAs and plans covering only self-employed individuals are not subject to Section 406 of ERISA, but are subject to Section 4975 of the Code.

FIDUCIARY ISSUES

A fiduciary of an ERISA Plan Investor should consider its fiduciary responsibilities under ERISA before investing in the Shares. These duties require the fiduciary to act solely in the interests of the ERISA plan’s participants and beneficiaries. These duties also obligate the fiduciary to consider the appropriateness of any one given investment in light of the ERISA plan’s entire portfolio.

Before investing in the Shares, fiduciaries of ERISA Plan Investors should review and determine (1) ERISA’s fiduciary standards, (2) whether an investment in the Shares would be consistent with ERISA’s prudence and diversification requirements, including consideration of the “Risk Factors” disclosed elsewhere in this prospectus, (3) whether such an investment would constitute a direct or indirect non-exempt prohibited transaction and (4) whether the fiduciaries have the appropriate authority to make the investment under the governing ERISA plan documents and investment policies, as well as under Title I of ERISA.

Fiduciaries of ERISA Plan Investors should also consider prohibitions in ERISA and in the Internal Revenue Code relating to an ERISA Plan Investor engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to such plan. As noted above, the prohibited transaction provisions of the Internal Revenue Code also apply to some Non-ERISA Plan Investors and such investors also should consider these provisions prior to investing in the Shares. These prohibited transaction rules are complex and may prohibit an investment in the Shares by certain ERISA Plan Investors and Non-ERISA Plan Investors.

ERISA Plan Investors may currently maintain relationships with the Trustee, Sponsor or Depository or their principals or affiliates. Such entities may be deemed parties in interest with respect to an ERISA Plan Investor. ERISA prohibits the use of plan assets for the benefit of a party in interest and also prohibits a fiduciary with respect to an ERISA Plan Investor from using its position to cause an ERISA Plan Investor to make an investment from which it or certain third parties related to the fiduciary would receive a fee or other consideration. Similar provisions are imposed by the Internal Revenue Code with respect to IRAs and retirement plans covering only self-employed individuals. In certain cases, exemptions apply with respect to certain transactions that might otherwise be prohibited by ERISA.

Each ERISA Plan Investor should consult with its counsel to determine whether investment in the Shares may be prohibited by ERISA or otherwise would violate ERISA.

Each IRA or retirement plan covering only self-employed individuals should consult with its counsel to determine whether investment in the Shares may be a prohibited transaction for purposes of Section 4975 of the Code.

PLAN ASSET ISSUES

It is anticipated that the Shares will constitute “publicly offered securities” as defined in Section 2510.3-101(b)(2) of the U.S. Department of Labor regulations. Accordingly, Shares purchased by an ERISA Plan Investor will constitute “plan assets,” but the assets of the Trust will not be considered “plan assets” for purposes of ERISA.

Plan of Distribution

The Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of the amount of British Pounds Sterling represented by the Baskets being created on a continuous basis. Because new Shares are created and issued on an ongoing basis, throughout the life of the Trust a “distribution” (as such term is used in the Securities Act) will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and will subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. When an Authorized Participant acts as an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act with respect to the customers purchasing Shares from it. A determination of whether one is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to categorization as an underwriter.

A Shareholder who buys or sells Shares from, to, or through a broker-dealer should expect to be charged a commission by the broker-dealer for effecting the transaction. Investors are encouraged to review the terms of their brokerage accounts for details on applicable commissions or charges.

Dealers who are neither Authorized Participants nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act and therefore will be subject to the prospectus delivery requirements of the Securities Act with respect to their clients who purchase Shares from them.

The Distributor assists the Sponsor in developing an ongoing marketing plan for the Trust, preparing marketing materials regarding the Shares, including the content of the Trust’s website, executing the marketing plan for the Trust and providing strategic and tactical research on the foreign exchange markets, in each case in compliance with applicable laws and regulations.

Note to Secondary Market Investors: The Shares can be purchased or redeemed directly from the Trust only in Baskets. Each Basket consists of 50,000 Shares and is expected to be worth several million dollars. Most individual investors, therefore, will not be able to purchase or redeem Shares directly from the Trust. Some of the information contained in this prospectus, including information about buying and selling Shares directly from and to the Trust, is not relevant to most investors. The Shares are listed and traded on NYSE Arca and may be purchased and sold in lots of Shares. Individuals interested in purchasing Shares in the secondary market should contact their broker-dealers. Shares purchased or sold through a broker-dealer can be expected to carry a mark-up, mark-down or commission.

Legal Proceedings

There are no legal proceedings against the Sponsor, the Trust, the Trustee or the Depository relating to the operation of the Trust or the offering of the Shares.

Legal Matters

The validity of the Shares has been passed upon for the Sponsor by Foley & Lardner LLP, which, as special United States tax counsel to the Trust, also rendered an opinion regarding the material federal income tax consequences relating to the Shares. In addition to receiving customary legal fees, Foley & Lardner LLP is paid an annual fee for the life of the Trust, which is borne by Precidian and based on the NAV of the Trust, for its assistance in developing the structure of the Trust and this offering. The fee paid by Precidian to Foley & Lardner LLP is separate from and not included in the up to $100,000 per annum in legal fees and expenses paid by the Sponsor.

License

Without conceding that the operation of the Trust or the marketing of or trading in the Shares would infringe any intellectual property owned by The Bank of New York Mellon, the Sponsor has entered into a License Agreement with The Bank of New York Mellon granting the Sponsor a non-exclusive, personal and non-transferable license under The Bank of New York Mellon’s patent application covering systems and methods for securitizing a commodity. The license grant is solely for the purpose of allowing the Sponsor to establish, operate and market a currency-based securities product based solely on the securitization, in whole or in part, of a single non-U.S. currency. As consideration for the license, The Bank of New York Mellon has been appointed as trustee of the Trust. The License Agreement provides that either party may provide notice of intent to terminate the License Agreement in the event the other party commits a material breach. If The Bank of New York Mellon is terminated as trustee of the Trust it will be paid an annual royalty fee. Any royalty fee incurred will be an expense payable by the Sponsor under the Depositary Trust Agreement. The Sponsor has also agreed to not, directly or indirectly, (i) initiate or participate in any proceeding of any kind opposing the grant of any patent, or challenging any patent application, with respect to the licensed patent application or (ii) dispute the validity or enforceability of any patent relating to the licensed patent application.

Experts

The financial statements as of and for the two months ended December 31, 2018 and as of and for the year ended October 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control Over Financial Reporting) as of December 31, 2018 incorporated in this Prospectus by reference to the Transition Report on Form 10-K for the two months ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended October 31, 2017, incorporated in this Prospectus by reference to the Transition Report on Form 10-K for the two months ended December 31, 2018, have been so incorporated in reliance on the report of Ernst & Young LLP (“EY”), an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

Change in Independent Accountants

On April 8, 2018, EY resigned as the independent registered public accounting firm for the Trust as EY was no longer independent of the Trust as of that date under the applicable independence standards. Neither the Board of Managers of the Sponsor nor any Board of Managers committee recommended or approved EY’s decision to resign. The reports of EY on the Trust’s financial statements as of and for the fiscal years ended October 31, 2017 and October 31, 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Trust’s fiscal years ended October 31, 2017 and October 31, 2016 and during the subsequent interim period through the date of EY’s resignation, there was no disagreement between the Trust and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused it to make a reference to the subject matter thereof in its report on the financial statements of the Trust for any such period.

During the Trust’s fiscal years ended October 31, 2017 and October 31, 2016 and during the subsequent interim period through the date of EY’s resignation, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.

The Sponsor, on behalf of the Trust, provided EY with a copy of the foregoing disclosures and requested that EY furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by the Trust set forth above and, if not, stating the respects in which it does not agree. A copy of EY’s letter dated April 9, 2018 was filed as Exhibit 16.1 to the Trust’s Current Report on Form 8-K filed with the SEC on April 9, 2018.

On April 19, 2018, the Board of Managers of the Sponsor, on behalf of the Trust, approved the engagement of PwC as the independent registered public accounting firm for the Trust, effective that same date. During the Trust’s fiscal years ended October 31, 2017 and October 31, 2016 and during the subsequent interim period through the date of PwC’s engagement, neither the Trust nor the Sponsor, nor anyone on their behalf, consulted with PwC, on behalf of the Trust, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Trust’s financial statements, or any matter that was either the subject of a “disagreement” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto promulgated by the Securities and Exchange Commission or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

Where You Can Find More Information

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Trust or the Shares, please refer to the registration statement, which you may read and copy at the public reference facilities of the SEC at the below address. The SEC maintains an Internet site that contains reports and other information regarding issuers at www.sec.gov. Information about the Trust and the Shares also can be obtained from the Trust’s website. The internet address of the Trust’s website is www.invesco.com/etfs. This internet address is only provided here as a convenience to you to allow you to access the Trust’s website. The information contained on or connected to the Trust’s website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Securities Exchange Act. The Sponsor, on behalf of the Trust, files quarterly and annual reports and other information with the SEC. The reports and other information can be read and copied at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549-4561 and can also be found online at www.sec.gov. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows the “incorporation by reference” of certain information into this prospectus, which means that important information can be disclosed to you by referring you to other documents which have been, or will be, filed with the SEC. The documents listed below and all amendments or supplements to these documents are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended October 31, 2018.

•	Current Report on Form 8-K filed with the SEC on January 11, 2019.

•	Transition Report on Form 10-K for the two months ended December 31, 2018.

•

All documents filed on behalf of the Trust with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination or completion of this offering of the Shares, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, as of the date of the filing of each such report.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

You may request a copy of these documents at no cost by writing or telephoning the Sponsor at the following address and telephone number:

Invesco Specialized Products, LLC

Attn: Invesco CurrencyShares® British Pound Sterling Trust

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

(800) 983-0903

The incorporated documents may also be accessed on the Trust’s website at www.invesco.com/etfs. Except for the specific documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

P-FXB-PRO-1

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